++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus supplement and the accompanying prospectus +
+is not complete and may be changed. This prospectus supplement and the        +
+accompanying prospectus are not an offer to sell these securities and are not + +soliciting an offer to buy these securities in any state where the offer or +
+sale is not permitted.                                                        +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                                                Filed pursuant to Rule 424(b)(3)
                                                          SEC File No. 333-34336
                             Subject to Completion
              Preliminary Prospectus Supplement dated May 5, 2000

PROSPECTUS SUPPLEMENT
(To prospectus dated April 27, 2000)
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+[PHILLIPS PETROLEUM LOGO]                                                     +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                           Phillips Petroleum Company

                       $                 % Notes due
                       $                 % Notes due

                                  -----------

    We are offering and selling an aggregate of $              of our   % notes
due     and an aggregate of $              of our   % notes due    .

    Interest on the notes is payable on May    and October    of each year,
beginning October  , 2000. The       notes will mature on May   ,        and
the       notes will mature on May   ,       . We may redeem some or all of the
notes at any time. We describe the redemption price under the heading "Description of the Offered Securities -- Optional Redemption" on page S-9 of this prospectus supplement. We will also pay accrued interest to the date of any redemption.

    We have applied to have the notes listed on the Luxembourg Stock Exchange.

    The notes are unsecured and rank equally with all of our other unsecured senior indebtedness. The notes will not be entitled to the benefit of any sinking fund.

                                  -----------

                                    Publc Offering Underwriting Proceeds, before
                                       Price(1)      Discount    Expenses to us
                                    -------------- ------------ ----------------
     Per Note due..................        %             %              %
     Total.........................        $             $              $
     Per Note due..................        %             %              %
     Total.........................        $             $              $

    (1)Plus accrued interest from May    , 2000, if settlement occurs after
     that date

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the attached prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The notes will be ready for delivery through The Depository Trust Company,
Euroclear and Clearstream Banking on or about May   , 2000.

                                  -----------

                          Joint Book-Running Managers

Merrill Lynch & Co.                                            J.P. Morgan & Co.

                                  -----------

Banc of America Securities LLC                             Chase Securities Inc.

                                  -----------

            The date of this prospectus supplement is May   , 2000.

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                            Page
                                                                            ----
Phillips...................................................................  S-3
Strategic Overview.........................................................  S-3
Recent Developments........................................................  S-4
Summary Historical and Pro Forma Financial Data............................  S-5
Capitalization.............................................................  S-7
Use of Proceeds............................................................  S-8
Board of Directors.........................................................  S-8
Description of the Offered Securities......................................  S-8
United States Tax Considerations........................................... S-15
Underwriting............................................................... S-18
Offering Restrictions...................................................... S-19
Legal Opinions............................................................. S-20
Experts.................................................................... S-20
Forward Looking Statements................................................. S-21
Where You Can Find More Information........................................ S-21
General Information........................................................ S-21

                                   Prospectus

                                                                           Page
                                                                           ----
Available Information....................................................    2
Incorporation of Certain Documents by Reference..........................    2
About Us.................................................................    2
About the Trusts.........................................................    3
Ratio of Earnings to Fixed Charges and Earnings to Combined Fixed Charges
 and Preferred Stock Dividends...........................................    3
Use of Proceeds..........................................................    4
Description of Debt Securities...........................................    4
Description of Securities Warrants.......................................   13
Description of the Trust Preferred Securities............................   14
Description of the Trust Preferred Securities Guarantees.................   15
Effect of Obligations Under the Subordinated Debt Securities and the
 Guarantee...............................................................   18
Description of Preferred Stock...........................................   19
Description of Depositary Shares.........................................   20
Description of Stock Purchase Contracts and Stock Purchase Units.........   23
Description of Common Stock..............................................   23
Plan of Distribution.....................................................   24
Legal Matters............................................................   25
Experts..................................................................   25

                                ---------------

      The Luxembourg Stock Exchange takes no responsibility for the contents of this document, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this prospectus supplement and related prospectus.

      In this prospectus supplement "we," "our," "us," and "Phillips" and the "Company" refer to Phillips Petroleum Company and its consolidated subsidiaries.

                                    PHILLIPS

      We were incorporated in Delaware on June 13, 1917, and are headquartered in Bartlesville, Oklahoma, where our Company was founded. We conduct business in four business segments:

    . Exploration and Production ("E&P") explores for and produces crude oil, natural gas and natural gas liquids on a worldwide basis;

    . Gas Gathering, Processing and Marketing ("GPM"), in which we participate through our ownership of an equity interest in Duke Energy Field Services, a newly-created entity combining our historic gas gathering, processing and marketing business with the gas gathering and processing assets of Duke Energy Corporation;

    . Refining, Marketing and Transportation ("RM&T") fractionates natural gas liquids and refines, markets and transports crude oil and petroleum products, primarily in the United States; and

    . Chemicals manufactures and markets petrochemicals and plastics on a worldwide basis.

      Support staffs provide technical, professional and other services to the business segments. At March 31, 2000, we employed approximately 14,600 people.

                               STRATEGIC OVERVIEW

      Our goal is to enhance shareholder value by positioning our business lines for maximum growth. To achieve this goal, we are executing a long-term plan that will reposition our four business lines so that they can grow and compete against the very largest in the industry.

      Between December 1999 and April 2000 we took three major steps that will reposition our business for the future:

    . In the E&P area, we completed the purchase of all of the Alaskan oil and gas properties and related marine assets of Atlantic Richfield Company ("ARCO"), except for the related transportation assets and three tankers under construction, purchase of which will be completed after preferential rights expire and regulatory approvals are obtained, for an initial purchase price of $6.5 billion, including assumption of debt. Through this major transforming transaction, the assets and net income of our E&P segment, historically our largest, most profitable and highest returning business, are almost doubled on a pro forma basis.

    . We have combined our GPM business with the comparable assets of Duke Energy Corporation into a new company called Duke Energy Field Services ("DEFS"). DEFS is the nation's largest producer of natural gas liquids, one of the largest natural gas gatherers and marketers and one of the largest natural gas liquids marketers.

    . We have announced the signature of a letter of intent with Chevron Corporation to form a 50/50 joint venture combining our worldwide Chemicals business with theirs. The joint venture company is expected to be one of the top five worldwide olefins and polyolefins producers.

      Upon completion of these transactions, we expect to be a significantly stronger company going forward, but we remain open to further strategic transactions within our segments to create world-scale operations and enhance competitiveness and growth.

                              RECENT DEVELOPMENTS

ARCO Alaska Acquisition

      Following the determination by the Federal Trade Commission to object to certain aspects of the proposed acquisition by BP Amoco Plc ("BP") of Atlantic Richfield Company ("ARCO"), we were invited to make a proposal to acquire ARCO's Alaskan oil and gas properties. We were successful in reaching an agreement with BP and ARCO for the acquisition of all of ARCO's historic Alaskan businesses, including its interest in the Prudhoe Bay field and related fields, a 55% interest in the greater Kuparuk area, a 78% interest in the Alpine field and 1.1 million net exploration acres. As part of this transaction, we also agreed to acquire ARCO's Alaska oil and gas transportation assets, including a 21.3% interest in the TransAlaska Pipeline System, and three tankers under construction.

      On April 26, 2000, we completed the purchase of all of ARCO's Alaskan oil and gas properties and related currently operating marine assets. The purchase is effective as of January 1, 2000, with appropriate adjustments to give the parties the benefit of the transaction as if it had been consummated at such earlier date. We expect to complete the balance of the acquisition late in the second quarter or early in the third quarter of 2000, following the expiration of preemptive rights and the grant of consents to certain contract assignments and regulatory approvals. This acquisition is a major transforming transaction for us providing "world-class" legacy assets and creating a new core area with significant exploration and exploitation potential. We paid $5.5 billion for the oil and gas properties and currently operating marine assets, will pay approximately $700 million for the transportation assets and tankers under construction and at that time assume approximately $300 million of long-term debt. We may make additional payments to BP of up to $500 million (of which $73 million has already been paid) based on a formula tied to the price of crude oil. We will become a major new operator of the North Slope Kuparuk and Alpine fields.

      We also reached an agreement with BP and Exxon Mobil Corporation ("Exxon Mobil") to resolve outstanding issues relating to the ownership and operation of the Prudhoe Bay Unit ("PBU"). The agreement will take effect on July 1, 2000, and aligns our oil and gas interests in the PBU and those of Exxon Mobil and BP on a single basis, in contrast to the previous arrangement under which the PBU holders had different interests in the oil and the gas.

      The new agreement also provides for a single operator at the PBU. Among the parties to the aligned agreement, the aligned oil and gas interests will be 36.8% for Exxon Mobil, 36.5% for us, and 26.7% for BP. BP, current operator of the Western Operating Area in the PBU, will become the single operator.

      As a result of the acquisition and the alignment agreement regarding the PBU, our net daily production from the assets is now expected to be 340,000 barrels of oil equivalent ("BOE") for the balance of the year 2000. We will also receive the economic benefit of the production resulting from the acquisition and the alignment agreement retroactive to the beginning of the year 2000, and we expect to add a total of 2.2 billion BOE to our reserves.

GPM Joint Venture with Duke Energy

      On March 31, 2000, we closed the transaction with Duke Energy that combines Duke Energy's gas gathering and processing business with our unit. The combined company, named Duke Energy Field Services ("DEFS"), gains a national leadership position in natural gas liquids production (about 400,000 barrels per day) and natural gas gathering and processing. We own 30.3% of DEFS. The existing natural gas liquids supply arrangement between GPM and us will be maintained by DEFS for an initial term of 15 years. In connection with the combination, DEFS borrowed approximately $2.75 billion of short-term debt. The proceeds of the debt were used to make one-time cash distributions of approximately $1.2 billion to both us and Duke Energy and to pay $325 million to Duke Energy and $20 million to us, respectively, as reimbursement for additional assets acquired by each company since the Contribution Agreement was signed on December 16, 1999.

      DEFS, headquartered in Denver, Colorado, is the nation's largest producer of natural gas liquids, one of the largest natural gas gatherers and marketers and one of the largest natural gas liquids marketers. DEFS operates in 11 states, including Wyoming, Colorado, Kansas, Oklahoma, New Mexico, Texas, Louisiana, Alabama and Mississippi, and along the Gulf Coast and in northwestern Alberta, Canada. DEFS now owns and operates approximately 70 plants and 57,000 miles of pipeline.

Chemicals Joint Venture with Chevron

      On February 7, 2000, we announced the signing of a letter of intent and exclusivity agreement with Chevron Corporation to form a 50/50 joint venture combining their worldwide chemicals businesses with ours. Headquartered in Houston, the joint-venture company will have assets of more than $6 billion and will be one of the world's top producers of olefins, polyolefins, aromatics and styrenics. The transaction has received Federal Trade Commission approval, and is expected to close by mid-year, subject to final approval by the companies' boards, the signing of definitive agreements and other regulatory approvals.

      The companies expect to realize annual synergies of at least $150 million through the joint venture by tapping efficiencies in purchasing and logistics, enhancing feedstock flexibility, optimizing production scheduling, improving organizational efficiency and reducing staffing.

      The letter of intent contemplates that the joint-venture company will arrange $1.6 billion of debt financing and will make one-time cash distributions of $800 million to each parent at or shortly after closing. We will use the proceeds to reduce debt or for other general corporate purposes.

Other Significant Developments

      We currently have under way a range of development projects and opportunities that will require significant capital investments:

    . we are continuing the Eldfisk water injection project in the Norwegian sector of the North Sea to improve oil recovery from this field, the second largest in the Ekofisk area;

    . drilling of production wells and construction of a heavy oil upgrader pipeline and associated production facility have been approved for the Hamaca heavy oil project in Venezuela;

    . the development of the Bayu-Undan gas recycle project in the Timor Sea has been approved by the Joint Authority for the Timor Gap Zone of Cooperation;

    . we have begun commercialization studies to evaluate findings from our drilling program at the Bohai Bay site off China's northern coast;

    . we began construction on a coker unit and a continuous catalyst regeneration reformer at the Sweeny Complex;

    .  we began construction of a major petrochemical facility in Qatar; and

    . we reached agreement in principle with a co-venturer to build a 700-million-pound-per-year polyethylene facility in the United States.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

Selected Historical Financial Information

      We are providing or incorporating by reference in this prospectus supplement selected financial information for Phillips and ARCO Alaska. We derived this information from audited and unaudited financial statements of Phillips and ARCO Alaska for the periods presented. The information is only a summary and you should read it together with the financial information included or incorporated by reference to this prospectus supplement. See "Where You Can Find More Information" on page S-21 of this prospectus supplement.

Phillips

      In the table below, we provide you with our summarized historical consolidated financial data. We prepared this information using our consolidated financial statements as of the dates indicated and for each of the fiscal years in the three-year period ended December 31, 1999. We derived the consolidated income statement data below for each of the three years ended December 31, 1999, and the consolidated balance sheet data at December 31, 1999 and 1998, from financial statements audited by Ernst & Young LLP, independent auditors.

At or For the Year Ended December 31                      Millions of Dollars
------------------------------------                    -----------------------
                                                           1999    1998    1997
                                                        ------- ------- -------
INCOME STATEMENT DATA
  Total revenues....................................... $13,852  11,845  15,424
  Income before income taxes...........................   1,185     421   1,900
  Net income...........................................     609     237     959
BALANCE SHEET DATA
  Cash and cash equivalents............................     138      97
  Total assets.........................................  15,201  14,216
  Short-term debt......................................      31     167
  Long-term debt.......................................   4,271   4,106
  Company-obligated mandatorily redeemable preferred
   securities of capital trusts........................     650     650
  Common stockholders' equity..........................   4,549   4,219

ARCO Alaska

      In the table below, we provide you with ARCO Alaska Combined Operations summarized historical combined financial data. We prepared this information using ARCO Alaska Combined Operations combined financial statements as of the dates indicated and for each of the fiscal years in the three-year period ended
December 31, 1999. We derived the consolidated income statement data below for each of the three years ended December 31, 1999, and the consolidated balance sheet data at December 31, 1999 and 1998, from financial statements audited by PricewaterhouseCoopers LLP, independent accountants.

At of For The Year Ended December 31                      Millions of Dollars
------------------------------------                    -----------------------
                                                           1999    1998    1997
                                                        ------- ------- -------
INCOME STATEMENT DATA
  Total revenues....................................... $ 1,881   1,595   2,612
  Income before income taxes...........................     848     529   1,382
  Net income...........................................     555     335     853
BALANCE SHEET DATA
  Cash and cash equivalents............................       7       3
  Total assets.........................................   5,386   4,970
  Total debt, including capital leases.................     565     424
  Equity investment....................................   3,833   3,516

Selected Pro Forma Condensed Financial Information

      In the table below, we provide you with unaudited selected pro forma condensed financial information for Phillips as if we had completed the ARCO Alaska acquisition on January 1, 1999, for income statement purposes and on December 31, 1999, for balance sheet purposes. The pro forma financial information was prepared using the purchase method of accounting, with Phillips treated as the acquiring company. The pro forma financial information shown below has also been adjusted to reflect the impact of combining our gas gathering, processing and marketing business with Duke Energy's, to form Duke Energy Field Services.

      This unaudited selected pro forma condensed financial information should be read in conjunction with the separate historical financial statements and accompanying notes of Phillips and ARCO Alaska, and Phillips' pro forma financial information, all of which are incorporated by reference in the prospectus supplement. You should not rely on the unaudited selected pro forma financial information as an indication of the results of operations or financial position that would have been achieved if the ARCO Alaska acquisition or the Duke Energy transaction had taken place earlier. Nor should you rely on it as an indicator of the results of operations or financial position of Phillips after the completion of these transactions.

At or For the Year Ended December 31, 1999                   Millions of Dollars
------------------------------------------                   -------------------
INCOME STATEMENT DATA
Total revenues..............................................       $15,024
Income before income taxes..................................         1,452
Net income..................................................           780
BALANCE SHEET DATA
Cash and cash equivalents...................................           249
Total assets................................................        20,832
Total debt, including capital leases........................         9,750
Common stockholders' equity.................................         4,551

                                 CAPITALIZATION

      The following table sets forth the capitalization of Phillips at December 31, 1999, and as adjusted to reflect (i) the issuance of commercial paper, (ii) the issuance of the Offered Securities, and (iii) the application of the proceeds therefrom as set forth under "Use of Proceeds."

                                                              Millions of
                                                                Dollars
                                                           ------------------
                                                           Actual As Adjusted
                                                           ------ -----------
Notes payable and long-term debt due within one year...... $   31          (1)
Long-term debt other than the notes offered hereby(2).....  4,271    4,271
Notes offered hereby......................................    --
Company-obligated mandatorily redeemable preferred
 securities of capital trusts.............................    650      650
Common stockholders' equity...............................  4,549    4,549
                                                           ------    -----
  Total Capitalization.................................... $9,501
                                                           ======    =====

--------
(1) $4,507 million of commercial paper was issued on April 26, 2000.
(2) This does not include approximately $1 billion of debt expected to be incurred or assumed upon acquisition of transportation assets and tankers under construction. See "Recent Developments--ARCO Alaska Acquisition" on page S-4.

                                USE OF PROCEEDS

      Our net proceeds from the sale of the notes after deducting expenses are
estimated to be $         and are expected to be applied towards refunding
commercial paper incurred to pay for the ARCO Alaskan assets. The commercial
paper carries an effective interest rate of approximately     %. Any funds not
used to repay the commercial paper will be used for general corporate purposes.

                              BOARD OF DIRECTORS

      The composition of Phillips' Board of Directors was as of the date of this prospectus supplement:

Name                                    Principal Activities                 Age Director Since
----                                    --------------------                 --- --------------
Norman R. Augustine..... Chairman of the Executive Compensation Committee     64      1989
                         of the Board of Directors of Lockheed Martin
                         Corporation
David L. Boren.......... President of University of Oklahoma                  58      1994
Robert E. Chappell,      Investment and management consultant                 63      1990
 Jr.....................
Robert M. Devlin........ Chairman, President and Chief Executive Officer      59      2000
                         of American General Corporation
Lawrence S.              Senior Foreign Policy Advisor for Baker, Donaldson,  69      1993
 Eagleburger............ Bearman & Caldwell
Larry D. Horner......... Chairman of Pacific USA Holdings Corporation         65      1991
J.J. Mulva.............. Chief Executive Officer of Phillips                  53      1994
Randall D. Tobias....... Chairman Emeritus of Eli Lilly and Company           57      1992
Victoria J. Tschinkel... Senior Consultant to Landers & Parsons               52      1993
Kathryn C. Turner....... Chairperson and Chief Executive Officer of           52      1995
                         Standard Technology, Inc.

      The business address of each director is Phillips Building, Bartlesville, Oklahoma 74004.

                     DESCRIPTION OF THE OFFERED SECURITIES

      The following description of the particular terms of the     notes and
    notes (we refer to them as the "Offered Securities ") supplements and should be read in conjunction with the general description of the Senior Debt Securities included in the accompanying prospectus. To the extent this description is inconsistent with the description in the prospectus, this description will control and replace the inconsistent prospectus description. The Offered Securities will be issued each as separate series of Senior Debt Securities under an Indenture dated as of September 15, 1990, as supplemented by Supplemental Indenture No. 1 dated May 23, 1991 (we refer to the indenture as so supplemented as the "Senior Indenture"), between us and U.S. Bank Trust National Association, formerly First Trust National Association (as successor to Continental Bank, National Association), as trustee (which we refer to as the "Trustee"). The statements in these descriptions relating to the Offered Securities and the Senior Indenture are brief summaries only, are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Senior Indenture and the Offered Securities, forms of which are available from us.

General

      The     notes will mature on May   ,        . The     notes will mature
on May   ,   .

Each series of Offered Securities will bear interest from May , 2000, at the annual rate for that series stated on the cover page of this prospectus
supplement. Interest will be payable semiannually on May    and October    of
each year, commencing October  , 2000, to the holders of record of the Offered
Securities at the close of business on the preceding May    or October   ,
whether or not that day is a business day. All payments of interest and principal will be payable in United States dollars.

      Principal and interest on the Offered Securities will be payable, and the Offered Securities may be presented for transfer and exchange, at the corporate trust office or agency of the Trustee in New York, New York or Chicago, Illinois. Payment of interest may also be made by check mailed to the registered holders, at our option.

      We have appointed Banque Generale du Luxembourg as the Luxembourg Paying Agent. We will maintain a paying and transfer agent in Luxembourg as long as the Offered Securities are listed on the Luxembourg Stock Exchange. For as long as the Offered Securities are listed on the Luxembourg Stock Exchange, we will publish any changes as to the identity or location of the Luxembourg Paying Agent in a leading daily newspaper in Luxembourg, which is expected to be the Luxemburger Wort.

      Neither the Senior Indenture nor the Offered Securities contain covenants or other provisions to afford protection to the holders of Offered Securities in the event of a recapitalization, holding company merger, or other transaction (leveraged or otherwise) with us, our management or our affiliates, except to the limited extent described under "Description of the Debt Securities -- Limitation on Mergers and Sales of Assets" in the accompanying prospectus.

      The Offered Securities will be senior unsecured obligations and will rank equally in right of payment to all of our other unsecured senior indebtedness.

Optional Redemption

      Each series of the Offered Securities will be redeemable, in whole or in part, at our option at any time or from time to time at a redemption price equal to the greater of (i) 100 percent of the principal amount of the Offered Securities of such series to be redeemed, and (ii) as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest on such Offered Securities (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below) plus basis points for the
notes or    basis points for the     notes plus, in the case of each of
clause (i) and (ii) above, accrued interest thereon to the date of redemption.

      "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

      "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the
remaining term of the     notes or     notes to be redeemed that would be
utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Offered Securities.

      "Comparable Treasury Price" means, with respect to any redemption date,
(i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer quotations, or (ii) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

      "Quotation Agent" means the Reference Treasury Dealer appointed by us.

      "Reference Treasury Dealer" means (i) each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc. and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we shall substitute therefor another Primary Treasury Dealer; and
(ii) any other Primary Treasury Dealer selected by us.

      "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

      Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the Offered Securities to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Offered Securities or portions thereof called for redemption.

Further Issues

      We may from time to time, without notice to or the consent of the registered holders of the Offered Securities, create and issue further notes ranking equally and ratably with the Offered Securities in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes), so that such further notes shall be consolidated and form a single series with the Offered Securities and shall have the same terms as to status, redemption or otherwise as the Offered Securities. Any further notes shall be issued subject to an agreement supplemental to the Indenture.

Notices

      Notices to holders of the Offered Securities will be published in authorized newspapers in The City of New York, in London, and, so long as the Offered Securities are listed on the Luxembourg Stock Exchange, in Luxembourg. It is expected that publication will be made in The City of New York in The Wall Street Journal, in London in the Financial Times and in Luxembourg in the Luxemburger Wort. We will be deemed to have given such notice on the date of each publication or, if published more than once, on the date of the first such publication.

Book-Entry System

      The Offered Securities will be issued in the form of one or more fully registered global notes ("Global Notes") which will be deposited with, or on behalf of The Depository Trust Company ("DTC" or the "Depositary") as the depositary, and registered in the name of Cede & Co., DTC's nominee. Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC (a "participant"). Investors may elect to hold interests in the Global Notes through either DTC (in the United States), Clearstream Banking, societe anonyme ("Clearstream Banking") or Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear system (in Europe) if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream Banking and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream Banking's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the names of their respective depositaries (the "U.S. Depositaries") on the books of DTC. Citibank, N.A. will act as the U.S. Depositary for Clearstream Banking and The Chase Manhattan Bank will act as the U.S. Depositary for Euroclear. Except under circumstances described below, the Offered Securities will not be issuable in definitive form. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in the Global Notes.

      So long as the Depositary or its nominee is the registered owner of the Global Notes, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Offered Securities represented by the Global Notes for all purposes under the Indenture. Except as provided below, owners of beneficial interests in the Global Notes will not be entitled to have Offered Securities represented by the Global Notes registered in their names, will not receive or be entitled to receive physical delivery of the Offered Securities in definitive form and will not be considered the owners or holders thereof under the Indenture.

      Principal and interest payments on the Offered Securities registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Notes. None of we, the Trustee, any paying agent or registrar for the Offered Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial interests.

      We expect that the Depositary for the Offered Securities or its nominee, upon receipt of any payment of principal or interest, will credit the participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of the Depositary or its nominee. We also expect that payments by participants to owners of beneficial interest in the Global Notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participants.

      If the Depositary is at any time unwilling or unable to continue as depositary and a successor Depositary is not appointed by us within 90 days, we will issue Offered Securities in definitive form in exchange for the Global Notes. In addition, we may at any time and in our sole discretion determine not to have the Offered Securities represented by the Global Notes and, in such event, will issue the Offered Securities in definitive form in exchange for the Global Notes. In any such instance, an owner of a beneficial interest in the Global Notes will be entitled to physical delivery in definitive form of Offered Securities represented by the Global Notes equal in principal amount to such beneficial interest and to have such Offered Securities registered in its name. Offered Securities so issued in definitive form will be issued as registered Offered Securities in denominations of $1,000 and integral multiples thereof, unless otherwise specified by us. Our definitive Offered Securities can be transferred by presentation for registration to the Registrar at its New York or Luxembourg offices and must be duly endorsed by the holder or his attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to us or the Trustee duly executed by the holder or his attorney duly authorized in writing. We may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of definitive Offered Securities.

      The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depositary holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

      According to the Depositary, the foregoing information with respect to the Depositary has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

      Clearstream Banking is incorporated under the laws of Luxembourg as a professional depositary. Clearstream Banking holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream customers through electronic book-entry changes in accounts of Clearstream customers, thereby eliminating the need for physical movement of certificates. Clearstream Banking provides to Clearstream customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Banking interfaces with domestic markets in several countries. As a bank, Clearstream Banking is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream Banking is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

      Distributions with respect to the Offered Securities held beneficially through Clearstream Banking will be credited to cash accounts of Clearstream customers in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream Banking.

      Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Brussels, Belgium office of Morgan Guaranty Trust Company of New York (the "Euroclear Operator"), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

      The Euroclear Operator is the Belgian branch of a New York banking corporation which is a member bank of the Federal Reserve System. As such, it is regulated and examined by the Board of Governors of the Federal Reserve System and the New York State Banking Department, as well as the Belgian Banking Commission.

      Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

      Distributions with respect to the Offered Securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

      Investors that acquire, hold and transfer interests in the Offered Securities by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and our Global Notes.

      Under Belgian law, the Euroclear Operator is required to pass on the benefits of ownership in any interests in securities on deposit with it (such as dividends, voting rights and other entitlements) to any person credited with such interests in securities on its records.

Payment of Additional Amounts

      We will, subject to the exceptions and limitations set forth below, pay as additional interest on the Offered Securities, such additional amounts as are necessary in order that the net payment by us or a paying agent of the principal of and interest on the Offered Securities to a person who is not a United States Holder (as defined below), after deduction for any present or future tax, assessment or other governmental charge of the United States or a political subdivision or taxing authority thereof or therein, imposed by withholding with respect to the payment, will not be less than the amount that would have been payable in respect of our Offered Securities had no such withholding or deduction been required.

      Our obligation to pay additional amounts shall not apply:

          (1) to any tax, assessment or other governmental charge that is imposed or withheld solely because the holder, or a fiduciary, settler, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder:

                  (a) is or was present or engaged in a trade or business in the United States or has or had a permanent establishment in the United States;

                  (b) has a current or former relationship with the United
            States, including a relationship as a citizen or resident thereof;

                  (c) is or has been a foreign or domestic personal holding
            company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a corporation that has accumulated earnings to avoid United States federal income tax;

                  (d) is or was a "10-percent shareholder" of Phillips as
            defined in section 871(h)(3) of the United States Internal Revenue Code or any successor provision; or

                  (e) is a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business.

          (2) to any holder that is not the sole beneficial owner of the Offered Securities, or a portion thereof, or that is a fiduciary or partnership, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership would not have been entitled to the payment of an additional amount had the beneficiary, settler, beneficial owner or member received directly its beneficial or distributive share of the payment;

          (3) to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of such Offered Securities, if compliance is required by statute, by regulation of the United States Treasury Department or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from, or reduction of, such tax, assessment or other governmental charge;

          (4) to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by Phillips or a paying agent from the payment;

          (5) to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

          (6) to any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or similar tax, assessment or other governmental charge;

          (7) to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any Offered Security, if such payment can be made without such withholding by any other paying agent; or

          (8) in the case of any combination of the above items.

      The Offered Securities are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable. Except as specifically provided under this heading "Payment of Additional Amounts" and under the heading "Description of the Offered Securities--Redemption for Tax Reasons," we do not have to make any payment with respect to any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority.

Redemption for Tax Reasons

      If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this prospectus supplement, Phillips becomes or, based upon a written opinion of independent counsel selected by us, will become obligated to pay Additional Amounts as described herein under the heading "Description of the Offered Securities-- Payment of Additional Amounts," then Phillips may, at its option redeem, as a whole, but not in part, the Offered Securities on not less than 30 nor more than 60 days prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued but unpaid thereon to the date fixed for redemption.

Clearing and Settlement

      Initial settlement for the Offered Securities will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using the Depositary's Same-Day Funds Settlement System. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream Banking and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

      Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving the Offered Securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their respective U.S. Depositaries.

      Because of time-zone differences, credits of the Offered Securities received in Clearstream Banking or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following DTC settlement date. Such credits or any transactions in the Offered Securities settled during such processing will be reported to the relevant Clearstream Customers or Euroclear Participants on such business day. Cash received in Clearstream Banking or Euroclear as a result of sales of the Offered Securities by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream Banking or Euroclear cash account only as of the business day following settlement in DTC.

      Although DTC, Clearstream Banking and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the Offered Securities among participants of DTC, Clearstream Banking and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

                        UNITED STATES TAX CONSIDERATIONS

      The following statements describe the material United States federal income tax consequences of the ownership and disposition of Offered Securities to initial holders of the Offered Securities purchasing the Offered Securities at the public offering price set forth on the cover page of this prospectus supplement. These statements are based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, and interpretations of the foregoing, changes to any of which subsequent to the date of this Prospectus Supplement may affect the tax consequences described herein. These statements address only the tax consequences to initial holders holding Offered Securities as capital assets within the meaning of section 1221 of the Code. They do not discuss all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities or foreign currencies, United States Holders (as defined below) whose functional currency (as defined in Code Section 985) is not the U.S. dollar, persons holding Offered Securities in connection with a hedging transaction, "straddle", conversion transaction or other integrated transaction, traders in securities that elect to mark to market, holders liable for alternative minimum tax or persons who have ceased to be United States citizens or to be taxed as resident aliens. Persons considering the purchase of the Offered Securities should consult their tax advisors concerning the application of United States federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions, to their particular situations.

      As used herein, a "United States Holder" of Offered Securities means a beneficial owner that is for United States federal income tax purposes:

    .  a citizen or resident of the United States,

    . a corporation or other entity created or organized in or under the laws of the United States or of any political subdivision thereof,

    . an estate or trust the income of which is subject to United States federal income taxation regardless of its source or

    . any other person whose income from Offered Securities is effectively connected with the conduct of a United States trade or business.

      As used herein, the term "United States Alien Holder" means a beneficial owner of Offered Securities that is, for United States federal income tax purposes:

    .  a nonresident alien individual,

    .  a foreign corporation,

    .  a nonresident alien fiduciary of a foreign estate or trust or

    . a foreign partnership one or more of the members of which is a nonresident alien individual, a foreign corporation or a nonresident alien fiduciary of a foreign estate or trust.

Tax Consequences to United States Holders

Payments of Interest

      Interest on Offered Securities will generally be taxable to a United States Holder as ordinary interest income at the time it accrues or is received in accordance with the United States Holder's method of accounting for federal income tax purposes.

Sale, Exchange or Retirement

      Upon the sale, exchange or retirement of Offered Securities, a United States Holder will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement of the Offered Securities and the holder's adjusted tax basis in the Offered Securities. A United States Holder's adjusted tax basis in Offered Securities will equal the cost of the Offered Securities to such Holder. The amount realized excludes any amounts attributable to unpaid interest accrued between interest payment dates and not previously included in income, which will be taxable as ordinary income. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange or retirement the Offered Securities has been held for more than one year. Under current law, the excess of net long-term capital gains over net short-term capital losses is taxed at a lower rate than ordinary income for certain non-corporate taxpayers. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, the limitations on the deductibility of capital losses.

Tax Consequences to United States Alien Holders

      Under present United States federal tax law, and subject to the discussion below concerning backup withholding:

      (a) payments of principal, interest and premium on the Offered Securities by Phillips or its paying agent to any United States Alien Holder will be exempt from the 30% United States federal withholding tax, provided that (i) such Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of Phillips entitled to vote,
(ii) such Holder is not a controlled foreign corporation related, directly or indirectly, to Phillips through stock ownership, and (iii) the requirement to certify such holder's non-U.S. status, as set forth in section 871(h) or section 881(c) of the Code, has been fulfilled with respect to the beneficial owner, as discussed below;

      (b) a United States Alien Holder of Offered Securities will not be subject to United States federal income tax on gain realized on the sale, exchange or retirement of such Offered Securities, unless (i) such Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and either the gain is attributable to an office or other fixed place of business maintained by such individual in the United States or, generally, such individual has a "tax home" in the United States or (ii) such gain is effectively connected with the Holder's conduct of a trade or business in the United States; and

      (c) Offered Securities held by an individual who is not, for United States estate tax purposes, a resident or citizen of the United States at the time of his death will not be subject to United States federal estate tax, provided that the individual does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of Phillips entitled to vote and, at the time of such individual's death, payments with respect to such Offered Securities would not have been effectively connected to the conduct by such individual of a trade or business in the United States.

      The certification requirement referred to in subparagraph (a) will be fulfilled if the beneficial owner of Offered Securities certifies on IRS Form W-8, Form W-8 BEN, Form W-8 IMY, or successor form,as appropriate, under penalties of perjury, that it is not a United States person and provides its name and address, and (i) such beneficial owner files such Form W-8, Form W-8 BEN, Form W-8 IMY, or successor form, as appropriate, with the withholding agent or (ii) in the case of Offered Securities held on behalf of the beneficial owners by a securities clearing organization, bank or other financial institution holding customers' securities in the ordinary course of its trade or business, such financial institution files with the withholding agent a statement that it has received the Form W-8, Form W-8 BEN, Form W-8 IMY, or successor form, as appropriate, from the Holder and furnishes the withholding agent with a copy thereof. Special rules may apply with respect to Offered Securities held by a foreign partnership. Prospective investors, including foreign partnerships and their partners, should consult their tax advisers regarding possible additional reporting requirements.

      If a United States Alien Holder of Offered Securities is engaged in a trade or business in the United States, and if interest on the Offered Securities (or gain realized on its sale, exchange or other disposition) is effectively connected with the conduct of such trade or business, the United States Alien Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will be subject to regular United States income tax on such effectively connected income, generally in the same manner as if it were a United States Holder. See "Tax Consequences to United States Holders" above. In lieu of the certificate described in the preceding paragraph, such a Holder will be required to provide to the withholding agent a properly executed IRS Form W-8 ECI or successor form, as appropriate, to claim an exemption from withholding tax. In addition, if such United States Alien Holder is a foreign corporation, it may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) on its earnings and profits for the taxable year attributable to such effectively connected income, subject to certain adjustments.

Backup Withholding and Information Reporting

      Under current United States federal income tax law, information reporting requirements apply to certain payments of principal, premium and interest made to, and to the proceeds of sales before maturity by, non-corporate United States Holders. In addition, a 31% backup withholding tax will apply if the noncorporate United States Holder (i) fails to furnish its Taxpayer Identification Number ("TIN") which, for an individual, is his Social Security Number, (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it has failed to properly report payments of interest and dividends, or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Holders should consult their tax advisers regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable.

      Backup withholding will not apply to payments made on Offered Securities if the certifications required by Sections 871(h) and 881(c) as described above are received, provided that Phillips or its paying agent, as the case may be, does not have actual knowledge that the payee is a United States person.

      Under current Treasury Regulations, payments on the sale, exchange or other disposition of Offered Securities made to or through a foreign office of a broker generally will not be subject to backup withholding. However, if such broker is:

    .  a United States person,

    . a controlled foreign corporation for United States federal income tax purposes,

    . a foreign person 50% or more of whose gross income for certain periods is effectively connected with a United States trade or business or

    . in the case of payments made after December 31, 2000, a foreign partnership with certain connections to the United States,

then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if the broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the Holder certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.

      United States Alien Holders of Offered Securities should consult their tax advisers regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to a United States Alien Holder under the backup withholding rules will be allowed as a credit against such Holder's United States federal income tax liability and may entitle such Holder to a refund, provided that the required information is furnished to the IRS.

                                  UNDERWRITING

      Subject to the terms and conditions contained in the underwriting
agreement, dated May    , 2000, among us and the several underwriters named
below, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc. are acting as representatives, we have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase from us, the aggregate principal amount of the Offered Securities set forth after their respective names below. The obligations of the underwriters are subject to certain conditions. The underwriters must purchase all of the Offered Securities if they purchase any.

                                                             Principal Principal
                                                             Amount of Amount of
     Underwriter                                               Notes     Notes
     -----------                                             --------- ---------
Merrill Lynch, Pierce, Fenner & Smith
     Incorporated...........................................
J.P. Morgan Securities Inc..................................
Banc of America Securities LLC..............................
Chase Securities Inc........................................
                                                              ------    ------
     Total..................................................
                                                              ======    ======

      The underwriters have advised us that they propose initially to offer the Offered Securities to the public at the public offering prices set forth on the cover page of this prospectus supplement, and to certain dealers at such prices less a concession not in excess of  % of the principal
amount of the     notes and   % of the principal amount of the     notes. The
underwriters may allow, and such dealers may reallow, a discount not in excess
of  % of the principal amount of the     notes and  % of the principal amount
of the     notes to certain other dealers. After the initial public offering, the public offering prices, concessions and discounts may be changed.

      The Offered Securities are new issues of securities with no established trading market. We have been advised by the representatives that they intend to make a market in the Offered Securities, but they are not obligated to do so and may discontinue market-making at any time without notice. We can provide no assurance as to the liquidity of, or any trading market for, the Offered Securities.

      In connection with the offering, the underwriters are permitted to engage in certain transactions that stabilize the price of the Offered Securities in accordance with Regulation M under the Securities Exchange Act of 1934, as amended. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Offered Securities. If the underwriters create a short position in the Offered Securities in connection with the offering, that is, if they sell a greater aggregate principal amount of Offered Securities than is set forth on the cover of this prospectus supplement, the underwriters may reduce that short position by purchasing Offered Securities in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. Such activities, if commenced, may be discontinued at any time.

      Neither we nor any underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Offered Securities. In addition, neither we nor any underwriter makes any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

      It is expected that delivery of the Offered Securities will be made
against payment therefor on or about May   , 2000, which is the fourth business
day following the date hereof (such settlement cycle being herein referred to as "T+4"). Purchasers of Offered Securities should note that the ability to settle secondary market trades of the Offered Securities effected on the date of pricing and the next succeeding business day may be affected by the T+4 settlement.

      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or if indemnification is not allowed, to contribute to payments the underwriters maybe required to make because of those liabilities.

      In the ordinary course of business, certain of the underwriters and their affiliates have from time to time provided investment banking, general financing and banking and financial advisory services to us and have also acted as representatives of various other underwriters in connection with public offerings of our securities.

      Some of the underwriters or their affiliates may hold our commercial paper and may receive a portion of the net proceeds of the offering which is used to refund commercial paper. If more than 10% of the net proceeds of the offering are paid to the underwriters or their affiliates of some of the underwriters, the offering will be made pursuant to the provisions of section
(c)(8) of Rule 2710 of the NASD Conduct Rules.

      We estimate that we will spend $1,800,000 for fees and expenses associated with the offering of the Offered Securities.

                             OFFERING RESTRICTIONS

      The Offered Securities are offered for sale in the United States and in jurisdictions outside the United States, subject to applicable law.

      Each of the underwriters has agreed that it will not offer, sell or deliver any of the Offered Securities, directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the Offered Securities, in or from any jurisdiction except under circumstances that will to the best knowledge and belief of such underwriter result in compliance with the applicable laws and regulations thereof and which will not impose any obligations on us except as set forth in the underwriting agreement.

      Specifically, each underwriter has represented and agreed that it and each of its affiliates:

    . has not offered or sold and, prior to the expiry of the period of six months from the time of closing, will not offer or sell any Offered Securities to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

    . has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Offered Securities in, from or otherwise involving the United Kingdom; and

    . has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Offered Securities to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996, as amended, or is a person to whom such documents may otherwise lawfully be issued or passed on.

                                 LEGAL OPINIONS

      Robert C. Koch, Esq., Senior Counsel of Phillips, is passing upon the legality of the Offered Securities for us.

      Davis Polk & Wardwell of New York City is passing upon the legality of the Offered Securities for the underwriters. Such firm from time to time acts as counsel for us.

                                    EXPERTS

      Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

      The combined balance sheets of ARCO Alaska Combined Operations as of December 31, 1999 and 1998, and the related combined statements of operations and comprehensive earnings, and cash flows for each of the years in the three-year period ended December 31, 1999, which appear in the Phillips Current Report on Form 8-K, dated March 15, 2000, have been incorporated by reference herein in reliance upon the report, dated March 22, 2000, of PricewaterhouseCoopers LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                           FORWARD LOOKING STATEMENTS

      This prospectus supplement contains forward-looking statements about Phillips' exploration and production business, and the acquisition of all of ARCO's Alaska operations, the impact on Phillips' reserves, production, earnings and cash flow. Where in any forward-looking statement, Phillips has expressed an estimate, potential expectation or belief as the future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that the statement of expectation or belief will result or be achieved. The actual results may be affected by a variety of risks, which could cause the stated expectation or belief to differ materially. Some of the important risk factors, but not necessarily all such factors that may cause expectations or results to differ, particularly as to reserves, production, earning and cash flow are: consummation of the acquisition of the ARCO assets; state and federal government and third-party approvals; the price of oil; interest rates on financing; production results, environmental laws and the costs of compliance with such laws; legislative, tax and regulatory developments; and the integration of ARCO personnel, business systems and operations with those of the company.

                      WHERE YOU CAN FIND MORE INFORMATION

      The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference the documents listed below:

    .  Annual Report on Form 10-K for the year ended December 31, 1999.

    . Current Reports on Form 8-K filed on February 10, February 15, April 13, April 18, and May 5, 2000.

      If you ask us by phone or in writing, we will give you a copy of any of the materials incorporated (other than exhibits, unless the exhibits are themselves specifically incorporated). Please send your request to Dale J. Billam, Secretary, 1234 Adams Building, Bartlesville, Oklahoma 74004, telephone
(918) 661-5638.

                              GENERAL INFORMATION

      Application has been made to list the Offered Securities on the Luxembourg Stock Exchange. In connection with the listing application, the certificate of incorporation and the by-laws of Phillips and a legal notice relating to the issuance of the Offered Securities have been deposited prior to listing with the Chief Registrar of the District Court of Luxembourg (Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg), where copies thereof may be obtained upon request. Copies of the above documents together with this prospectus supplement, the accompanying prospectus, the Indenture and Phillips' current annual and quarterly reports, as well as all future annual reports and quarterly reports, so long as any of the Offered Securities are outstanding, will be made available at the main office of Banque Generale du Luxembourg S.A. in Luxembourg. Banque Generale du Luxembourg S.A. will act as intermediary between the Luxembourg Stock Exchange and Phillips and the holders of the Offered Securities. In addition, copies of the annual reports and quarterly reports of Phillips may be obtained free of charge at such office.

      Neither Phillips nor any of its subsidiaries is involved in litigation, arbitration, or administrative proceedings relating to claims or amounts that are material in the context of the issue of the Offered Securities and Phillips is not aware of such litigation, arbitration, or administrative proceedings pending or threatened. Phillips accepts responsibility for the information contained in this prospectus supplement and the accompanying prospectus.

      The       notes have been assigned Euroclear and Cedel Common Code No.
          , International Security Identification Number (ISIN)            and
CUSIP No.           .

      The       notes have been assigned Euroclear and Cedel Common Code No.
          , International Security Identification Number (ISIN)            and
CUSIP No.           .

                                              Filed pursuant to Rule 424(b)(3)
                                              SEC File No. 333-34336

   PROSPECTUS

                                 $6,000,000,000

                           Phillips Petroleum Company

                                Debt Securities

                                Preferred Stock

                              Securities Warrants

                               Depositary Shares

                                  Common Stock

                       Stock Purchase Contracts or Units

                        Prepaid Stock Purchase Contracts


                               ----------------

                            PHILLIPS 66 CAPITAL III

                             PHILLIPS 66 CAPITAL IV

                             PHILLIPS 66 CAPITAL V

                             PHILLIPS 66 CAPITAL VI

                           Trust Preferred Securities

                                 Guaranteed by

                           Phillips Petroleum Company

   We will provide the specific terms of these securities in supplements to this prospectus. We can only use this prospectus to offer and sell any specific security by also including a prospectus supplement for that security. You should read this prospectus and the prospectus supplements carefully before you invest.

   Neither the SEC nor any state securities commission has approved these securities or determined that this prospectus is accurate or complete. It is illegal for anyone to tell you otherwise.

April 27, 2000

We have not authorized anyone to tell you anything about us or the securities covered by this prospectus except what is included or incorporated in this prospectus or any accompanying prospectus supplement. Do not assume that there has been no change in our affairs since the date of this prospectus. Finally, even though you may have this prospectus or any accompanying prospectus supplement, we are not making any offer or encouraging your interest in any securities if it is not legal and proper for us to do so.

                             AVAILABLE INFORMATION

   This prospectus is part of a registration statement on Form S-3 relating to the securities covered by this prospectus. The prospectus does not include all of the information in the registration statement. We refer you to the registration statement and its exhibits for further information about us and the securities.

   We are subject to the Securities Exchange Act of 1934, and file reports and other information with the SEC as required by the Exchange Act. You can inspect and copy our reports and filings by contacting the SEC at these offices:

   Public Reference Room       7 World Trade Center     Northwestern Atrium
   Judiciary Plaza             New York, NY 10048       Center
   450 Fifth Street, NW                                 500 West Madison
   Washington, DC 20549                                 Street
                                                        Chicago, IL 60661

   You can also get copies of these materials from the SEC's web site (http://www.sec.gov), or view them at the offices of these stock exchanges:

   New York Stock Exchange     Pacific Exchange         Toronto Stock Exchange
   20 Broad Street             301 Pine Street          2 First Canadian Place
   New York, NY 10005          San Francisco, CA 94104  Toronto, Ontario,
                                                        Canada M5X 1J2

   We have not included any separate financial statements for the Phillips trusts. They were omitted because the trusts are wholly owned subsidiaries of Phillips Petroleum Company, with no independent operations and we guarantee the fee obligations relating to the trust securities. Although the trusts would normally be required to file information with the SEC on an ongoing basis, we expect the SEC to exempt the trusts from this filing obligation for as long as we continue to file our information with the SEC.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   Our Annual Report on Form 10-K for the fiscal year ended December 31, 1999, and our Current Reports on Form 8-K dated as of February 4, 2000, February 15, 2000, April 13, 2000, and April 18, 2000, are incorporated by reference in this prospectus. All future filings that we make under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all of the securities we are offering are deemed incorporated into and part of this prospectus once filed. Any statement in this prospectus, in any prospectus supplement, or in any document incorporated by reference that is different from any statement contained in any later-filed document should be regarded as changed by that later statement. Once so changed, the earlier statement is no longer considered part of this prospectus or any prospectus supplement.

   If you ask us by phone or in writing, we will give you a copy of any of the materials incorporated (other than exhibits, unless the exhibits are themselves specifically incorporated). Please make your request to Dale J. Billam, Secretary, 1234 Adams Building, Bartlesville, Oklahoma 74004, telephone 918-661-5638.

                                   ABOUT US

   Phillips Petroleum Company was incorporated in Delaware in 1917. We are a fully integrated oil company with worldwide petroleum exploration and production and chemicals manufacturing and distribution businesses, and U.S. petroleum refining and marketing and natural gas gathering, processing and marketing businesses. Our principal executive offices are Phillips Building, Bartlesville, Oklahoma 74004, telephone 918-661-6600.

                                ABOUT THE TRUSTS

   The four trusts are Delaware business trusts formed to raise capital for us by issuing common securities to us and preferred securities issued under this prospectus and one or more prospectus supplements, and investing the proceeds in subordinated debt securities issued by us.

   We will directly or indirectly own all of the common securities of each of our trust subsidiaries. The common securities will rank equally with, and each trust will make payments on the common securities in proportion to, the trust preferred securities, except that if an event of default occurs under the declaration of one of the trusts, our rights, as holder of the common securities, to payments will be subordinated to your rights as holder of the trust preferred securities. We will, directly or indirectly, acquire common securities in an aggregate liquidation amount equal to 3 percent of the total capital of each of our trusts.

   Each of our trusts has a term of approximately 55 years, but may terminate earlier as provided in its declaration. Each of our trusts' business and affairs will be conducted by the trustees we appoint, as the direct or indirect holder of all the common securities. We, as holder of the common securities, are entitled to appoint, remove or replace any of, or increase or decrease the number of, the trustees of each of our trusts. The trustees' duties and obligations are governed by the trusts' declarations. Prior to the issuance of any trust preferred securities, we will insure that a majority of the trusts' trustees are persons who are our employees or officers or affiliates and that one trustee of each trust is a financial institution that will not be an affiliate of ours and that will act as property trustee and indenture trustee for purposes of the Trust Indenture Act of 1939, pursuant to the terms set forth in a prospectus supplement. In addition, unless the property trustee maintains a principal place of business in the State of Delaware and meets the other requirements of applicable law, one trustee of each of our trusts will have its principal place of business or reside in the State of Delaware.

   We will pay all of our trusts' fees and expenses, including those relating to any offering of trust preferred securities. In addition, we guarantee payments on the trust preferred securities to the extent our trusts can themselves make payments on the trust preferred securities.

   The office of the Delaware trustee for each trust is The Bank of New York (Delaware), White Clay Center, Route 273, Newark, Delaware 19711. Each trust's principal place of business is c/o Phillips Petroleum Company, 3 Phillips Building, Bartlesville, Oklahoma 74004.

                     RATIO OF EARNINGS TO FIXED CHARGES AND
        EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

   Below is a table showing the ratios of earnings to fixed charges and of earnings to combined fixed charges and preferred stock dividends for the periods indicated:

                                                      Years Ended December 31
                                                      ------------------------
                                                      1999 1998 1997 1996 1995
                                                      ---- ---- ---- ---- ----
Ratio of earnings to fixed charges................... 3.6  2.0  5.4  6.9  3.4
Ratio of earnings to combined fixed charges and
 preferred stock dividends........................... 3.6  2.0  5.4  6.9  3.4

   For this table, earnings are our income before income taxes and extraordinary items, plus fixed charges (excluding capitalized interest and the portion of the preferred dividend requirement of a subsidiary not previously deducted from pretax income, but including amortization of amounts previously capitalized), less our equity in undistributed earnings of companies of which we own less than 50 percent. Fixed charges are interest (including capitalized interest) on all of our debt, amortization of debt discounts and expenses incurred on issuance, that portion of our rental expense we believe represents interest, and the amounts we have accrued to cover the preferred stock dividend requirements of a subsidiary and our trusts. We filed an unaudited statement showing these ratios as an exhibit to the registration statement in which this prospectus is included.

                                USE OF PROCEEDS

   We plan to add the proceeds we receive from sales of securities to our general funds and to use them for general corporate purposes. These could include capital expenditures, repayment or purchase of our already issued long-term debt, investment in subsidiaries, additions to working capital, repayment of short-term commercial paper notes, acquisitions and other business opportunities. Any proceeds of securities issued by any of our trusts would be used to purchase subordinated debt securities from us.

                      DESCRIPTION OF THE DEBT SECURITIES

   We may issue debt securities, consisting of notes, debentures or other evidences of indebtedness, from time to time in one or more series, in the case of senior debt securities, under a Senior Debt Indenture dated as of September 15, 1990, as supplemented by Supplemental Indenture No. 1 dated as of May 23, 1991, between Phillips and U.S. Bank Trust National Association, as successor to Continental Bank, National Association, as trustee, and in the case of subordinated debt securities, under a Subordinated Debt Indenture dated as of May 23, 1996, between Phillips and the Bank of New York, as trustee. We may refer below to the senior debt indenture and the subordinated debt indenture as the "indentures." The indentures are included as exhibits to the Registration Statement of which this prospectus is a part.

   The following description only summarizes the terms of the indentures and the debt securities. For more information, you should read the indentures.

General

   The indentures do not limit the aggregate principal amount of debt securities that may be issued. We may issue the debt securities in one or more series pursuant to an indenture supplemental to the indenture or a resolution of our Board of Directors or a special committee appointed by the Board.

   You should review the prospectus supplement for the following terms of the debt securities being offered:

  .  the designation of the debt securities;

  .  the aggregate principal amount of the debt securities;

  . the percentage of the principal amount (i.e., price) at which the debt securities will be issued;

  . the date or dates on which the debt securities will mature and the right, if any, to extend such date or dates;

  . the rate or rates, if any, per year, at which the debt securities will bear interest, or the method of determining such rate or rates;

  . the date or dates from which such interest will accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates and the record dates for the determination of holders to whom interest is payable on any interest payment dates;

  . the right, if any, to extend the interest payment periods and the duration of that extension;

  .  provisions for a sinking purchase or other analogous fund, if any;

  . the period or periods, if any, within which, the price or prices of which, and the terms and conditions upon which the debt securities may be redeemed, in whole or in part, at our option or at your option;

  .  the form of the debt securities;

  . any provisions for payment of additional amounts for taxes and any provision for redemption, if we must pay such additional amounts in respect of any debt security;

  . the terms and conditions, if any, upon which we may have to repay the debt securities at your option (which option may be conditional) and the price or prices in the currency or currency unit in which the debt securities are payable;

  . the currency, currencies or currency units for which you may purchase the debt securities and the currency, currencies or currency units in which principal and interest, if any, on the debt securities may be payable;

  . the terms and conditions, if any, pursuant to which the debt securities may be converted or exchanged for the cash value of other securities issued by us or by a third party;

  . terms and conditions, if any, pursuant to which principal and premium, if any, and interest, if any, on the debt securities are payable at our or your option, in securities or other property; and

  .  any other specific terms of the debt securities.

   We will pay principal, premium, if any, and interest, if any, and you may present for transfer or surrender for payment the debt securities, at the corporate trust office of the trustee in New York, New York. However, we may pay interest by check mailed to you at your address as it appears in the security register.

   If a prospectus supplement specifies that a series of debt securities is denominated in a currency or currency unit other than United States dollars, that prospectus supplement will also specify the denomination in which we will issue those debt securities and the coin or currency in which we will pay the principal, premium, if any, and interest, if any, on those debt securities, which may be United States dollars based upon the exchange rate for the other currency or currency unit existing at the time a payment is due.

   The indentures contain no covenants or other provisions to afford you protection if there is a highly leveraged transaction or a change in control of Phillips, except as may be described under "Certain Terms of the Senior Debt Securities--Limitation on Mergers and Sales of Assets" on page 8 and "Certain Terms of the Sudordinated Debt Securities--Limitation on Mergers and Sales of Assets" on page 11.

Form, Exchange, Registration, Transfer and Payment

   Unless otherwise specified in the applicable prospectus supplement, we will issue the debt securities in fully registered form without coupons and in denominations of $1,000 and integral multiples thereof. We will not impose a service charge for any transfer or exchange of the debt securities, but we or the trustee may require you to make a payment to cover any associated tax or other government charge.

   If we issue debt securities in bearer form, we will describe in the applicable prospectus supplement the special restrictions and considerations, including special offering restrictions and special United States federal income tax considerations, applicable to those debt securities and to payment on and transfer and exchange of those debt securities. Bearer debt securities will be transferable by delivery.

   Unless otherwise provided in the applicable prospectus supplement, we will pay principal and premium, if any, or interest, if any, and you may surrender for payment or transfer the debt securities, at the offices of the trustee. Or we may pay interest by check mailed to you at your address as it appears in the security register. We will make payment on debt securities in bearer form at such non-U.S. paying agencies as we may choose.

Book-Entry Debt Securities

   We may issue the debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a global depositary, or its nominee, identified in the applicable prospectus supplement. In this case, we will issue global securities in a denomination or aggregate denomination equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by such global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a global security may not be registered for transfer or exchange except as a whole by the global depositary for such global security to a nominee for such global depositary and except in the circumstances described in the applicable prospectus supplement.

   A prospectus supplement will provide the specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a global security and a description of the global depositary.

Certain Terms of the Senior Debt Securities

 Certain Covenants of Phillips

   Limitation On Liens. We will not, and will not permit any Restricted Subsidiary (as defined below) to, incur, issue, assume or guarantee any indebtedness for borrowed money secured by a mortgage, pledge or other lien ("Mortgage") on any Restricted Property (as defined below), or on any shares of stock or indebtedness of a Restricted Subsidiary, unless the senior debt securities are secured equally and ratably with (or prior to) such secured indebtedness. The previous sentence does not apply if the aggregate amount of all indebtedness so secured (other than indebtedness secured by excepted Mortgages referred to in the following sentence), together with all Attributable Debt (as defined below) of ours and our Restricted Subsidiaries in respect of sale and leaseback transactions involving Restricted Property, except sale and leaseback transactions, the proceeds of which are applied to the retirement of funded debt, would not exceed 10 percent of Consolidated Adjusted Net Assets (as defined below) as shown on our latest audited consolidated financial statements. This restriction will not apply to:

  . Mortgages on property of, or on any shares of stock or indebtedness of, any corporation existing at the time such corporation becomes a Subsidiary (as defined below);

  . Mortgages on property existing at the time of acquisition (including acquisition through merger or consolidation) or to secure the payment of all or any part of the purchase price or construction cost of it or to secure any indebtedness incurred prior to, at the time of, or within six months after that acquisition or completion of that property for the purpose of financing all or any part of the purchase price or construction cost of it;

  . Mortgages on substantially unimproved property to secure the cost of exploration, drilling or development of, or improvements to, that property;

  .  Mortgages in favor of us or a Restricted Subsidiary; or

  .  any extension, renewal or replacement of any Mortgage referred to above.

The following types of transactions do not create indebtedness secured by
Mortgage:

  . sale or transfer of crude oil, natural gas or natural gas liquids in place for a period of time until, or in an amount such that, the purchaser will realize a specified amount of money or of such oil, gas or gas liquids, or any other interest in property commonly referred to as a "production payment;" or

  . the Mortgage of any of our property or property of any Subsidiary in favor of governmental entities to secure partial progress, advance or other payments to us or any Subsidiary pursuant to any contract or statute, or the Mortgage of any property to secure indebtedness of the pollution control or industrial revenue bond type.

   Limitation On Sales And Leasebacks. Neither we nor any Restricted Subsidiary may enter into any sale and leaseback transaction involving any Restricted Property which has been owned or operated by us or that Restricted Subsidiary for more than six months unless:

  . we or that Restricted Subsidiary could mortgage the property in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the securities of each series;

  . since the date of the senior debt indenture and within a period beginning 12 months before the consummation of the sale and leaseback transaction and ending 12 months after the consummation of that sale and leaseback transaction, we or any Restricted Subsidiary has expended or will expend for any Restricted Property an amount equal to:

    . the greater of (x) the net proceeds of that sale and leaseback transaction and (y) the fair market value of the Restricted Property leased at the time of entering into that transaction, as determined by our Board of Directors (the greater of the sums specified in clauses (x) and (y) are referred to as the "Net Proceeds of the transaction") and we elect to designate that amount as satisfying any obligation it would otherwise have under the last bullet point below; or

    . a part of the Net Proceeds of the transaction and we elect to designate that amount as satisfying part of the obligation we would otherwise have under the last bullet point below and apply an amount equal to the remainder of such Net Proceeds as provided in the last bullet point below; or

  . we, within 12 months of the consummation of that sale and leaseback transaction, apply an amount equal to the Net Proceeds of such transaction (less any amount elected under the second bullet point above) to the retirement of our Funded Debt ranking equally with the securities of each series.

  . This restriction will not apply to certain sale and leaseback transactions

    . between us and a Restricted Subsidiary or between Restricted Subsidiaries, or

    . involving the taking back of a lease for a period of less than three years.

   Certain Definitions.

  . "Attributable Debt" means the total net amount of rent (discounted at the rate per year indicated in the senior debt indenture) required to be paid during the remaining term of any lease.

  . "Consolidated Adjusted Net Assets" means the total amount of assets after deducting

    . all current liabilities (excluding any which are by their terms extendible or renewable at the option of the obligor to a time more than 12 months after the time as of which the amount is being computed), and

    .  total prepaid expenses and deferred charges.

  .  "Restricted Property" means

    . any interest in property located in the United States (including any interest in property located off the coast of the United States operated pursuant to leases from any governmental entity) which is producing crude oil, natural gas or natural gas liquids in paying quantities, or

    . any refining or manufacturing plant located in the United States, except

      . related transportation or marketing facilities, or

      . any refining or manufacturing plant or portion of it which, in the opinion of our Board of Directors, is not a principal plant in relation to our activities and those of our Restricted
        Subsidiaries, taken as a whole.

  . "Restricted Subsidiary" means any Subsidiary which owns a Restricted Property if substantially all of the tangible property in which that Subsidiary has an interest is

    .  located in the United States, or

    . is located off the coast of the United States and is operated pursuant to leases from any governmental entity.

  We currently have no Restricted Subsidiaries.

  . "Subsidiary" means a corporation, a majority of the outstanding voting stock of which is owned, directly or indirectly, by us or by one or more other Subsidiaries, or by us and one or more other Subsidiaries.

 Limitation on Mergers and Sales of Assets

   We will not consolidate with, or merge into, any corporation or convey or transfer its properties and assets substantially as an entirety to any person or entity unless the successor entity is a corporation organized under the laws of the United States or any state or the District of Columbia and expressly assumes our obligations under the senior debt indenture.

   If, upon any such consolidation, merger, conveyance or transfer with or into any entity or of any Restricted Subsidiary with or to any other Subsidiary, any Restricted Property of ours or of any Restricted Subsidiary or any shares of stock or indebtedness of any Restricted Subsidiary would become subject to any Mortgage (other than a Mortgage permitted under the limitation on liens described above, without our having to secure the senior debt securities equally and ratably), we will secure the senior debt securities (together with, at our option, other securities ranking on an equal basis with the senior debt securities) prior to all liens other than any already existing.

 Events of Default, Waiver, and Notice

   As to each series of senior debt securities, the senior debt indenture defines an Event of Default as being:

  . default for 30 days in payment of any interest on the senior debt securities of that series; default in payment of principal and premium, if any, on the senior debt securities of that series when due either at maturity, upon redemption, by declaration or otherwise;

  . default by us in the performance of any other of the covenants or agreements in the senior debt indenture which is not remedied for a period of 90 days after notice; and

  .  certain events of bankruptcy, insolvency and reorganization.

   The senior debt indenture provides that the trustee may withhold notice to the securityholders of any default (except in payment of principal or of interest or premium on the senior debt securities) if the trustee considers it in the interest of securityholders to do so.

   The senior debt indenture provides that,

  . if there is an Event of Default due to the default in the payment of principal, interest or premium, if any, on any series of senior debt securities, either the trustee or the holders of 25 percent in principal amount of the senior debt securities of all series affected and then outstanding may declare the principal of all such senior debt securities due and payable immediately, and

  . if there is an Event of Default resulting from default in the performance of any other of the covenants or agreements in the senior debt indenture or certain events of bankruptcy, insolvency and reorganization, either the trustee or the holders of 25 percent in principal amount of all senior debt securities then outstanding (treated as one class) may declare the principal of all senior debt securities due and payable immediately, but upon certain conditions the holders of a majority in principal amount of the senior debt securities of such series (or of all series, as the case may be) then outstanding may annul the declarations and may waive the past defaults (except defaults in payment of principal of or interest or premium on the senior debt securities).

   The holders of a majority in principal amount of the senior debt securities of any and all series affected and then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the senior debt indenture, provided that the senior debt securityholders have offered to the trustee reasonable indemnity against expenses and liabilities. The senior debt indenture requires us to file annually with the trustee a certificate as to the absence of certain defaults under the senior debt indenture.

 Modifications of the Indenture

   The senior debt indenture contains provisions permitting us and the trustee, with the consent of the holders of at least 66 2/3 percent in principal amount of the senior debt securities of all series affected by such modification at the time outstanding, to modify the senior debt indenture or any supplemental indenture or the rights of the holders of the senior debt securities; provided that no such modification may:

  . extend the fixed maturity of any senior debt security, or reduce its principal amount (including in the case of a discounted security the amount payable in the event of acceleration or the amount provable in bankruptcy) or any redemption premium, or reduce the rate or extend the time of payment of interest, or make the principal of, or interest or premium on, the senior debt securities payable in any coin or currency other than that provided in the senior debt securities, or impair or affect the right of any senior debt securityholder to institute suit for payment or the right of prepayment, if any, at the option of the holder, without the consent of the holder of each senior debt security so affected, or

  . reduce the percentage of senior debt securityholders whose consent is required for any such modification without the consent of such securityholders.

 Defeasance

   The senior debt indenture provides that we, at our option:

  . will be discharged from obligations in respect of the senior debt securities of a series (except for certain obligations to register the transfer or exchange of senior debt securities, replace stolen, lost or mutilated senior debt securities, maintain paying agencies and hold moneys for payment in trust); or

  . need not comply with certain restrictive covenants of the senior debt indenture (including those described here),

in each case if we deposit, in trust with the trustee or the defeasance agent, money or U.S. government obligations that, through the payment of interest and principal, will provide money sufficient to pay all the principal (including any mandatory sinking fund payments) of, and interest and premium, if any, on, the senior debt securities of such series on their due dates.

   To exercise this option, we must deliver to the trustee and the defeasance agent, if any, an opinion of counsel to the effect that

  . the deposit and related defeasance would not cause the holders of the senior debt securities of such series to recognize income, gain or loss for federal income tax purposes and, in the case of a discharge, such opinion must be accompanied by a private letter ruling to that effect received from the IRS or a revenue ruling pertaining to a comparable form of transaction to that effect published by the IRS, and

  . if listed on any national securities exchange, such senior debt securities would not be delisted from such exchange as a result of the exercise of such option.

 Governing Law

   The senior debt indenture and the senior debt securities will be governed by, and construed in accordance with, the laws of New York State.

 The Trustee

   We may have normal banking relationships with U.S. Bank Trust National Association in the ordinary course of business.

Certain Terms of the Subordinated Debt Securities

 Subordination

   The subordinated debt securities will be subordinated and junior in right of payment to certain other indebtedness of ours to the extent set forth in the applicable prospectus supplement.

 Issuance of Subordinated Debt Securities to a Trust

   If subordinated debt securities are issued to a trust or a trustee of that trust in connection with the issuance of trust securities by the trust, those subordinated debt securities subsequently may be distributed proportionately to the holders of the trust securities in connection with the dissolution of the trust if certain events described in the prospectus supplement relating to those trust securities occur. Only one series of subordinated debt securities will be issued to a trust or a trustee of that trust in connection with the issuance of trust securities by the trust.

 Certain Covenants of Phillips

   If subordinated debt securities are issued to a trust or a trustee of that trust in connection with the issuance of trust securities by that trust and

  .  there is an Event of Default (as defined on page 11) or

  . we are in default with respect to our payments under the related preferred securities guarantee or common securities guarantee,

   then

  . we will not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of our capital stock, other than

    . purchases or acquisitions of shares of our common stock in connection with the satisfaction by us of our obligations under any employee benefit plans,

    . as a result of a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock or

    . the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged,

   or make any guarantee payments with respect to the above, and

  . we will not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) which rank on an equal basis with or junior to those subordinated debt securities.

   If subordinated debt securities are issued to a trust or a trustee of that trust in connection with the issuance of trust securities by the trust and we have given notice of our election to defer payments of interest on the subordinated debt securities by extending the interest payment period as provided in the indenture and the period, or any extension of it, is continuing, then:

  . we will not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of our capital stock, and

  . we will not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) which rank equal or junior to the subordinated debt securities.

   If subordinated debt securities are issued to a trust or a trustee of that trust in connection with the issuance of trust securities of that trust, for so long as the trust securities remain outstanding, we covenant:

  . to directly or indirectly maintain 100 percent ownership of the common securities of the trust, but any permitted successor of ours under the indenture may succeed to our ownership of the common securities;

  . to use our reasonable efforts to cause the trust (a) to remain a statutory business trust, except in connection with the distribution of subordinated debt securities to the holders of trust securities in liquidation of the trust, the redemption of all of the trust securities of the trust, or certain mergers, consolidations or amalgamations, each as permitted by the declaration of the trust, and (b) to otherwise continue not to be classified as an association taxable as a corporation or partnership for United States federal income tax purposes; and

  . to use our reasonable efforts to cause each holder of trust securities to be treated as owning an undivided beneficial interest in the subordinated debt securities.

 Limitation on Mergers and Sales of Assets

   We will not consolidate with, or merge into, any corporation or convey or transfer our properties and assets substantially as an entirety to any person or entity unless the successor entity is a corporation organized under the laws of the United States or any state or the District of Columbia and expressly assumes our obligations under the subordinated debt indenture.

 Events of Default, Waiver and Notice

   The subordinated debt indenture provides that any of the following events constitutes an "Event of Default" with respect to each series of subordinated debt securities:

  . default for 30 days in payment of any interest on the subordinated debt securities of that series, including any additional interest, when due; provided that a valid extension of the interest payment period by us does not constitute a default in the payment of interest for this purpose;

  . default in payment of principal and premium, if any, on the subordinated debt securities of that series when due either at maturity, upon redemption, by declaration or otherwise; provided that a valid extension of the maturity of the subordinated debt securities of that series does not constitute a default for this purpose;

  . default by us in the performance of any other of the covenants or agreements in the subordinated debt indenture which continues for a period of 90 days after notice;

  .  certain events of bankruptcy, insolvency or reorganization; or

  . if subordinated debt securities are issued to a trust or a trustee of the trust in connection with the issuance of trust securities by the trust, the voluntary or involuntary dissolution, winding-up or termination of the trust, except in connection with the distribution of subordinated debt securities to the holders of trust securities in liquidation of the trust, the redemption of all of the trust securities of the trust, or certain mergers, consolidations or amalgamations, each as permitted by the declaration of the trust.

   The subordinated debt indenture provides that the trustee may withhold notice to the holders of a series of subordinated debt securities (except in payment of principal or of interest or premium on the subordinated debt securities) if the trustee considers it in the interest of such holders to do so.

   The subordinated debt indenture provides that if an Event of Default on any series of subordinated debt securities occurs, either the trustee or the holders of 25 percent in principal amount of the subordinated debt securities of that series then outstanding may declare the principal of all subordinated debt securities of that series due and payable immediately.

   The holders of a majority in principal amount of the subordinated debt securities of any and all series affected and then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the subordinated debt indenture, provided that the holders of the subordinated debt securities have offered to the debt trustee reasonable indemnity against expenses and liabilities. In accordance with the subordinated debt indenture, we must file annually with the trustee a certificate as to the absence of certain defaults under the subordinated debt indenture.

 Modification of the Indenture

   Under the subordinated debt indenture, we and the trustee may, with the consent of the holders of at least a majority in principal amount of the subordinated debt securities of all series affected by the modification then outstanding, modify the subordinated debt indenture or any supplemental indenture or the rights of the holders of the subordinated debt securities. However, no such modification can:

  .  extend the fixed maturity of any subordinated debt security,

  . reduce its principal amount (including in the case of a discounted subordinated debt security the amount payable upon acceleration or the amount provable in bankruptcy) or any redemption premium on it,

  .  reduce the rate or extend the time of payment of interest,

  . make the principal of, or interest or premium on, the subordinated debt securities payable in any coin or currency other than that provided in the subordinated debt securities, or

  . impair or affect the right of any holder of subordinated debt securities to institute suit for payment or the right of prepayment, if any, at the option of the holder,

   each without the consent of the holder of each subordinated debt security so affected, or

  . reduce the above percentage of subordinated debt securities the consent of the holders of which is required for any such modification without the consent of the holders of each subordinated debt security affected.

 Defeasance and Discharge

   Under the subordinated debt indenture, we, at our option:

  . will be discharged from obligations in respect of the subordinated debt securities of a series (except for certain obligations to register the transfer or exchange of subordinated debt securities, replace stolen, lost or mutilated subordinated debt securities, maintain paying agencies and hold moneys for payment in trust) or

  . need not comply with certain restrictive covenants of the subordinated debt indenture (including those described here),

in each case if we deposit, in trust with the trustee or the defeasance agent, money or U.S. government obligations which through the payment of interest and principal will provide money, sufficient to pay all the principal (including any mandatory sinking fund payments) of, and interest and premium, if any, on, the subordinated debt securities of that series on the due dates of the subordinated debt securities.

   To exercise the above option, we must deliver to the trustee and the defeasance agent, if any, an opinion of counsel that:

  . the deposit and related defeasance would not cause the holders of the subordinated debt securities of that series to recognize income, gain or loss for federal income tax purposes and, in the case of a discharge pursuant to the first bullet point above, the opinion will be accompanied by a private letter ruling to that effect from the IRS or a revenue ruling concerning a comparable form of transaction to that effect published by the IRS, and

  . if listed on any national securities exchange, the subordinated debt securities would not be delisted from that exchange as a result of the exercise of the option.

 Governing Law

   The subordinated debt indenture and the subordinated debt securities will be governed by, and construed in accordance with, the laws of New York State.

 The Trustee

   We may have normal banking relationships with The Bank of New York in the ordinary course of business.

                       DESCRIPTION OF SECURITIES WARRANTS

General

   We may issue warrants to purchase securities or rights of Phillips (including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices) or securities of other issuers or any combination of the foregoing. Warrants may be issued independently or together with any securities and may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent we select.

   You should review the applicable prospectus supplement for the specific terms of any warrants that may be offered, including:

  .  the title of the warrants;

  .  the aggregate number of the warrants;

  .  the price or prices at which the warrants will be issued;

  . the currency or currencies, including composite currencies, in which the price of the warrants may be payable;

  . the securities or rights of Phillips (including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices) or securities of other issuers or any combination of the foregoing purchasable upon exercise of such warrants;

  . the price at which and the currency or currencies, including composite currencies, in which the securities purchasable upon exercise of the warrants may be purchased;

  . the date on which the right to exercise the warrants will commence and the date on which that right will expire;

  . if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

  . if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security;

  . if applicable, the date on and after which the warrants and the related securities will be separately transferable;

  .  information with respect to book-entry procedures, if any;

  . if applicable, a discussion of certain United States Federal income tax considerations; and

  . any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

                 DESCRIPTION OF THE TRUST PREFERRED SECURITIES

General

   Each trust may issue only one series of trust preferred securities, the terms of which will be described in the applicable prospectus supplement. The declaration of each trust authorizes the regular trustees of the trust to issue one series of trust preferred securities. The declaration will be qualified as an indenture under the Trust Indenture Act. The trust preferred securities will have the terms, including distributions, redemption, voting, liquidation rights and other preferred, deferred or other special rights or restrictions as are described in the declaration or made part of the declaration by the Trust Indenture Act. These terms will mirror the terms of the subordinated debt securities held by the trust and described in the applicable prospectus supplement. You should read the prospectus supplement relating to the trust preferred securities of the trust for specific terms, including:

  .  the distinctive designation of the trust preferred securities;

  .  the number of trust preferred securities issued by the trust;

  . the annual distribution rate (or method of determining that rate) for trust preferred securities issued by the trust and the date or dates upon which distributions will be payable, except that distributions on the trust preferred securities will be payable on a periodic basis to holders of the trust preferred securities as of a record date in each period during which the trust preferred securities are outstanding;

  . whether distributions on trust preferred securities issued by the trust will be cumulative, and, in the case of trust preferred securities that have cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on trust preferred securities issued by that trust will be cumulative;

  . the amount or amounts that will be paid out of the assets of the trust to the holders of trust preferred securities of the trust upon voluntary or involuntary dissolution, winding-up or termination of the trust;

  . the obligation, if any, of the trust to purchase or redeem trust preferred securities issued by the trust and the price or prices at which, the period or periods within which, and the terms and conditions upon which, trust preferred securities issued by the trust will be purchased or redeemed, in whole or in part, pursuant to that obligation;

  . the voting rights, if any, of trust preferred securities issued by the trust in addition to those required by law, including the number of votes per trust preferred security and any requirement for the approval by the holders of trust preferred securities, or of trust preferred securities issued by one or more trusts, or of both, as a condition to specified action or amendments to the declaration of that trust;

  . the terms and conditions, if any, upon which the subordinated debt securities may be distributed to holders of trust preferred securities;

  . if applicable, any securities exchange upon which the trust preferred securities will be listed; and

  . any other relevant rights, preferences, privileges, limitations or restrictions of trust preferred securities issued by the trust not inconsistent with the declaration of the trust or with applicable law.

   We will guarantee all trust preferred securities offered by this prospectus to the extent set forth under "Description of the Trust Preferred Securities Guarantees," beginning below on this page. You should review carefully any prospectus supplement relating to the trust preferred securities for a description of certain United States federal income tax considerations applicable to that offering of the trust preferred securities.

   In connection with the issuance of trust preferred securities, each trust will issue one series of common securities. The declaration of each trust authorizes the regular trustees of that trust to issue one series of common securities that have the terms, including distributions, redemption, voting, liquidation rights or other restrictions, that are described in the declaration. The terms of the common securities issued by a trust will be substantially identical to the terms of the trust preferred securities issued by that trust and the common securities will rank equally, and payments will be made on them proportionately, with the trust preferred securities except that, upon an event of default under the declaration, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities. Except in certain limited circumstances, the common securities will also carry the right to vote to appoint, remove or replace any of the trustees of a trust. Phillips will own, directly or indirectly, all of the common securities of each trust.

Enforcement of Certain Rights by Holders of Trust Preferred Securities

   If an event of default under the declaration of one of the trusts occurs, then the holders of trust preferred securities of that trust would rely on the enforcement by the institutional trustee of its rights as a holder of the applicable series of subordinated debt securities against us. In addition, the holders of a majority in liquidation amount of the trust preferred securities of that trust may direct the time, method and place of conducting any proceeding for any remedy available to the institutional trustee or direct the exercise of any trust or power conferred on the institutional trustee under the applicable declaration, including the right to direct the institutional trustee to exercise the remedies available to it as a holder of the subordinated debt securities. If the institutional trustee does not enforce its rights under the applicable series of subordinated debt securities, a holder of trust preferred securities may institute a legal proceeding directly against us to enforce the institutional trustee's rights under the applicable series of subordinated debt securities without first instituting any legal proceeding against the institutional trustee or any other person or entity.

   Notwithstanding the above, if an event of default under the applicable declaration occurs and that event is attributable to our failure to pay interest or principal on the applicable series of subordinated debt securities on the applicable due date (or in the case of redemption, on the redemption date), then a holder of trust preferred securities of that trust may directly institute a proceeding for enforcement of payment on the subordinated debt securities having a principal amount equal to the aggregate liquidation amount of the trust preferred securities of that holder on or after the respective due date specified in the applicable series of subordinated debt securities. In connection with such a direct action, we will be subrogated to the rights of the holder of trust preferred securities under the applicable declaration to the extent of any payment we make to that holder in such a direct action.

            DESCRIPTION OF THE TRUST PREFERRED SECURITIES GUARANTEES

   Set forth below is a summary of information concerning the trust preferred securities guarantees which we will execute and deliver for the benefit of the holders of trust preferred securities. Each guarantee will be qualified as an indenture under the Trust Indenture Act. The Bank of New York will act as indenture trustee under each guarantee for purposes of the Trust Indenture Act. The terms of each guarantee will be set forth in the guarantee and made part of the guarantee by the Trust Indenture Act.

   Because the following is only a summary of the guarantee, it does not contain all of the information that you may find useful. For more information, you should read the form of guarantee, which is filed as an exhibit to the Registration Statement of which this prospectus forms a part. Each guarantee will be held by the guarantee trustee for the benefit of the holders of the trust preferred securities of the applicable trust.

General

   Pursuant to each guarantee, we will irrevocably and unconditionally agree to pay in full, to the holders of the trust preferred securities issued by a trust, the guarantee payments (described below) (except to the extent paid by that trust), as and when due, regardless of any defense, right of set-off or counterclaim which that trust may have or assert. The following payments with respect to trust preferred securities issued by a trust to the extent not paid by that trust are called guarantee payments, and will be subject to the guarantee (without duplication):

  . any accrued and unpaid distributions that must be paid on the trust preferred securities, to the extent the trust has funds available;

  . the redemption price, including all accrued and unpaid distributions, to the extent the trust has funds available, with respect to any trust preferred securities called for redemption by that trust; and

  . upon a voluntary or involuntary dissolution, winding-up or termination of the trust (other than in connection with the distribution of subordinated debt securities to the holders of trust preferred securities or the redemption of all of the trust preferred securities), the lesser of:

    . the aggregate of the liquidation amount and all accrued and unpaid distributions on the trust preferred securities to the date of payment, to the extent the trust has funds available and

    . the amount of assets of the trust that remain available for distribution to holders of the trust preferred securities in liquidation of the trust.

   The redemption price and liquidation amount will be fixed at the time the trust preferred securities are issued. we may satisfy our obligation to make a guarantee payment by directly paying the holders of trust preferred securities or by causing the applicable trust to pay the holders.

   Each guarantee will not apply to any payment of distributions except to the extent the trust has funds available. If we do not make interest payments on the subordinated debt securities purchased by a trust, the trust will not be able to pay distributions on the trust preferred securities issued by it. See "Description of the Debt Securities--Certain Terms of the Subordinated Debt Securities--Certain Covenants of Phillips" beginning on page 10. The guarantee, when taken together with our obligations under the subordinated debt securities, the subordinated debt indenture and the declaration, including its obligations to pay costs, expenses, debts and liabilities of the trust (other than with respect to the trust's securities), will provide a full and unconditional guarantee on a subordinated basis by us of payments due on the trust preferred securities.

   We have also agreed separately to irrevocably and unconditionally guarantee the obligations of the trusts with respect to the common securities to the same extent as the guarantees, except that upon an event of default under the subordinated debt indenture, holders of trust preferred securities will have priority over holders of common securities with respect to distributions and payments on liquidation, redemption or otherwise.

Certain Covenants of Phillips

   In each guarantee, we will covenant that, so long as any trust preferred securities issued by the applicable trust remain outstanding, if there is an event of default under that guarantee or the declaration of that trust, then:

  . we will not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make liquidation payment with respect to, any of our capital stock, other than

    . purchases or acquisitions of shares of our common stock in connection with the satisfaction by us of our obligations under any employee benefit plans or the satisfaction by us of our obligations pursuant to any contract or security requiring us to purchase shares of our common stock,

    . as a result of a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock, or

    . the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged,

   or make any guarantee payments with respect to the above, and

  . we will not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by us which rank equally with or junior to such subordinated debt securities.

Modification of the Trust Preferred Securities Guarantees; Assignment

   Except with respect to any changes that do not adversely affect the rights of holders of trust preferred securities (in which case no vote will be required), each guarantee may be amended only with the prior approval of the holders of at least a majority in liquidation amount of the outstanding trust preferred securities issued by the applicable trust. The manner of obtaining the approval of holders of trust preferred securities will be set forth in an accompanying prospectus supplement. All guarantees and agreements contained in a guarantee will bind our successors, assigns, receivers, trustees and representatives and will inure to the benefit of the holders of the trust preferred securities of the applicable Phillips trust then outstanding.

Termination

   Each guarantee will terminate as to the trust preferred securities issued by the applicable trust:

  . upon full payment of the redemption price of all trust preferred securities of the trust,

  . upon distribution of the subordinated debt securities held by the trust to the holders of the trust preferred securities, or

  . upon full payment of the amounts payable in accordance with the declaration of the trust upon liquidation of the trust.

   Each guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities issued by the applicable trust must restore payment of any sums paid under the trust preferred securities or the guarantee.

Events of Default

   An event of default under a guarantee will occur if we fail to perform any of its payment or other obligations under it.

   The holders of a majority in liquidation amount of the trust preferred securities relating to the guarantee may direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred on that trustee under those trust preferred securities. If that trustee fails to enforce the guarantee, any holder of trust preferred securities relating to that guarantee may institute a legal proceeding directly against us to enforce the guarantee trustee's rights under the guarantee, without first instituting a legal proceeding against the relevant trust, that trustee or any other person or entity.

   Notwithstanding the above, if we fail to make a guarantee payment, a holder of trust preferred securities may directly institute a proceeding against us for enforcement of the guarantee for that payment. We waive any right or remedy to require that any action be brought first against the trust or any other person or entity before proceeding directly against us.

   The guarantee trustee, before the occurrence of a default with respect to a guarantee, performs only the duties specifically set forth in the guarantee and, after default, will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to the above, the guarantee trustee is under no obligation to exercise any of the powers vested in it by a guarantee at the request of any holder of trust preferred securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred.

Status of the Trust Preferred Securities Guarantees

   The guarantees will constitute unsecured obligations of ours and will rank:

  .  subordinate and junior in right of payment to all our other liabilities,

  . equally with the most senior preferred or preference stock now or later issued by us and with any guarantee now or later entered into by us in respect of any preferred or preference stock of any affiliate of ours, and

  .  senior to our common stock.

   The terms of the trust preferred securities provide that each holder of trust preferred securities issued by an applicable trust agrees to the subordination provisions and other related terms of the guarantee.

   The guarantees will constitute a guarantee of payment and not of collection. That is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without instituting a legal proceeding against any other person or entity.

Information Concerning the Trust Preferred Securities Guarantee Trustee

   We and certain of our affiliates maintain banking relationships with the guarantee trustee.

Governing Law

   The guarantees will be governed by and construed in accordance with the laws of New York State.

                        EFFECT OF OBLIGATIONS UNDER THE
                 SUBORDINATED DEBT SECURITIES AND THE GUARANTEE

   As set forth in the declaration of each trust, the sole purpose of each trust is to issue securities evidencing undivided beneficial interests in the assets of that trust, and to invest the proceeds from that issuance and sale in the subordinated debt securities.

   As long as payments of interest and other payments are made when due on the subordinated debt securities, those payments will be enough to cover distributions and payments due on a trust's securities because of the following factors:

  . the aggregate principal amount of subordinated debt securities will be equal to the sum of the aggregate stated liquidation amount of the trust's securities;

  . the interest rate and the interest and other payment dates on the subordinated debt securities will match the distribution rate and distribution and other payment dates for the trust preferred securities;

  . we will pay, and the applicable trust will not be obligated to pay, directly or indirectly, all costs, expenses, debt and obligations of the applicable trust (other than with respect to the trust securities); and

  . the declaration provides that the trustees will not take or cause or permit the applicable trust to, among other things, engage in any activity that is not consistent with the purposes of the applicable trust.

   We guarantee all payments of distributions (to the extent funds are available) and other payments due on the trust preferred securities (to the extent funds are available) as set forth under "Description of the Trust Preferred Securities Guarantees" beginning on page 15. If we do not make interest payments on the subordinated debt securities purchased by the applicable trust, the trust will not have enough funds to pay distributions on the trust preferred securities.

   The guarantee does not apply to any payment of distributions unless and until the applicable trust has enough funds to pay any distributions. The guarantee covers the payment of distributions and other payments on the trust preferred securities only if and to the extent that we have made a payment of interest or principal on the subordinated debt securities held by the applicable trust as its sole asset.

   The guarantee, when taken together with our obligations under the subordinated debt securities and the subordinated debt indenture and our obligations under the declaration, including our obligations to pay costs, expenses, debts and liabilities of the applicable trust (other than with respect to the trust securities), provides a full and unconditional guarantee of amounts on the trust preferred securities.

   If we fail to make interest or other payments on the subordinated debt securities when due (taking account of any extension period), the declaration provides a mechanism whereby the holders of the trust preferred securities, using the procedures described in "Certain Terms of the Trust Preferred Securities--Book-Entry Only Issuance--The Depository Trust Company" and "-- Voting Rights" in any accompanying prospectus supplement, may direct the institutional trustee to enforce its rights under the subordinated debt securities. If the institutional trustee fails to enforce its rights under the subordinated debt securities, a holder of trust preferred securities may institute a legal proceeding against us to enforce the institutional trustee's rights under the subordinated debt securities without first instituting any legal proceeding against the institutional trustee or any other person or entity.

   Notwithstanding the above, if an event of default under the declaration has occurred and is attributable to our failure to pay interest or principal on the subordinated debt securities on the applicable due date (or in the case of redemption on the redemption date), then a holder of trust preferred securities may institute a direct action for payment on or after the respective due date specified in the subordinated debt securities. In connection with such a direct action, we will be subrogated to the rights of that holder of trust preferred securities under the declaration to the extent of any payment made by us to that holder in the direct action.

   We acknowledge, under the guarantee, that the guarantee trustee will enforce the guarantee on behalf of the holders of the trust preferred securities. If we fail to make payments under the guarantee, the guarantee provides a mechanism whereby the holders of the trust preferred securities may direct the trustee to enforce its rights. Any holder of trust preferred securities may institute a legal proceeding directly against us to enforce that trustee's rights under the guarantee without first instituting a legal proceeding against the applicable trust, that trustee, or any other person or entity.

   We and each of the trusts believe that the above mechanisms and obligations, taken together, provide a full and unconditional guarantee by Phillips of payments due on the trust preferred securities. See "Description of the Trust Preferred Securities--General" beginning on page 14.

                         DESCRIPTION OF PREFERRED STOCK

   The following description sets forth certain general terms and provisions of the preferred stock to which any prospectus supplement may relate. The prospectus supplement relating to any series of the preferred stock being offered will describe certain terms of that series of preferred stock. If so indicated in the prospectus supplement, the terms of that particular series of preferred stock may differ from the terms set forth below.

   The descriptions of the preferred stock set forth below and in any prospectus supplement are summaries only and do not contain all of the information that you may find useful. For more information, you should read the certificate of designations relating to the particular series of the preferred stock, which will be filed with the SEC promptly after the offering of that series of preferred stock.

General

   Under our restated certificate of incorporation, our Board of Directors is authorized, without further stockholder action, to provide for the issuance of up to 300,000,000 shares of preferred stock, with or without par value, in one or more series, with the voting powers and designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, set forth in resolutions providing for the issuance adopted by the board or a duly authorized committee of the Board. We may amend our restated certificate of incorporation to increase the number of authorized shares of preferred stock in the manner provided in its certificate of incorporation and the Delaware General Corporation Law.

   The preferred stock will have the dividend, liquidation, redemption, voting and conversion rights set forth in the prospectus supplement relating to a particular series of the preferred stock. You should review the applicable prospectus supplement for specific terms, including:

  . the title and liquidation preference per share of the preferred stock of that series and the number of shares offered;

  .  the price at which the preferred stock of that series will be issued;

  . the dividend rate (or method of calculation), the dates on which dividends will be payable, whether such dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will begin to accumulate;

  . any redemption or sinking fund provisions of the preferred stock of that series;

  .  any conversion provisions of the preferred stock of that series;

  . whether we have elected to offer depositary shares with respect to the preferred stock of that series as described below under "Description of Depositary Shares";

  .  the voting rights, if any, of the preferred stock of that series; and

  . any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of the preferred stock of that series.

   The preferred stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement relating to a particular series of the preferred stock, each series of the preferred stock will rank equally as to dividends and distributions in the event of a liquidation with any outstanding preferred stock of ours and each other series of the preferred stock.

                        DESCRIPTION OF DEPOSITARY SHARES

   The description set forth below and in any prospectus supplement of certain provisions of any deposit agreement and any related depositary shares and depositary receipts summarizes the material terms of that deposit agreement and of the depositary shares and depositary receipts. This summary does not contain all of the information that you may find useful. For more information, please review the form of deposit agreement and form of depositary receipts relating to each series of the preferred stock, which will be filed with the SEC promptly after the offering of that series of preferred stock.

General

   We may elect to have shares of preferred stock represented by depositary shares. The shares of any series of the preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company we select. The prospectus supplement relating to a series of depositary shares will set forth the name and address of this preferred stock depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, proportionately, to all the rights, preferences and privileges of the preferred stock represented by such depositary share (including dividend, voting, redemption, conversion, exchange and liquidation rights).

   The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement, each of which will represent the applicable interest in a number of shares of a particular series of the preferred stock described in the applicable prospectus supplement.

   A holder of depositary shares will be entitled to receive the shares of preferred stock (but only in whole shares of preferred stock) underlying those depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the whole number of shares of preferred stock to be withdrawn, the depositary will deliver to that holder at the same time a new depositary receipt for the excess number of depositary shares.

Dividends and Other Distributions

   The preferred stock depositary will distribute all cash dividends or other cash distributions in respect of the preferred stock to the record holders of depositary receipts in proportion, insofar as possible, to the number of depositary shares owned by those holders.

   If there is a distribution other than in cash in respect of the preferred stock, the preferred stock depositary will distribute property received by it to the record holders of depositary receipts in proportion, insofar as possible, to the number of depositary shares owned by those holders, unless the preferred stock depositary determines that it is not feasible to make such a distribution. In that case, the preferred stock depositary may, with our approval, adopt any method that it deems equitable and practicable to effect the distribution, including a public or private sale of the property and distribution of the net proceeds from the sale to the holders.

   The amount distributed in any of the above cases will be reduced by any amount we or the preferred stock depositary are required to withhold on account of taxes.

Conversion and Exchange

   If any preferred stock underlying the depositary shares is subject to provisions relating to its conversion or exchange as set forth in an applicable prospectus supplement, each record holder of depositary shares will have the right or obligation to convert or exchange those depositary shares pursuant to those provisions.

Redemption of Depositary Shares

   Whenever we redeem a share of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same redemption date a proportionate number of depositary shares representing the shares of preferred stock that were redeemed. The redemption price per depositary share will be equal to the aggregate redemption price payable with respect to the number of shares of preferred stock underlying the depositary shares. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately as we may determine.

   After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the redemption price.

Voting

   Upon receipt of notice of any meeting at which the holders of any shares of preferred stock underlying the depositary shares are entitled to vote, the preferred stock depositary will mail the information contained in the notice to the record holders of the depositary receipts. Each record holder of the depositary receipts on the record date (which will be the same date as the record date for the preferred stock) may then instruct the preferred stock depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock underlying that holder's depositary shares. The preferred stock depositary will try to vote the number of shares of preferred stock underlying the depositary shares in accordance with the instructions, and we will agree to take all reasonable action which the preferred stock depositary deems necessary to enable the preferred stock depositary to do so. The preferred stock depositary will abstain from voting the preferred stock to the extent that it does not receive specific written instructions from holders of depositary receipts representing the preferred stock.

Record Date

   Whenever

  . any cash dividend or other cash distribution becomes payable, any distribution other than cash is made, or any rights, preferences or privileges are offered with respect to the preferred stock, or

  . the preferred stock depositary receives notice of any meeting at which holders of preferred stock are entitled to vote or of which holders of preferred stock are entitled to notice, or of the mandatory conversion of or any election by us to call for the redemption of any preferred stock, the preferred stock depositary will in each instance fix a record date (which will be the same as the record date for the preferred stock) for the determination of the holders of depositary receipts:

  . who will be entitled to receive dividend, distribution, rights, preferences or privileges or the net proceeds of any sale, or

  . who will be entitled to give instructions for the exercise of voting rights at any such meeting or to receive notice of the meeting or the redemption or conversion, subject to the provisions of the deposit agreement.

Amendment and Termination of the Deposit Agreement

   We and the preferred stock depositary may at any time agree to amend the form of depositary receipt and any provision of the deposit agreement. However, any amendment that materially and adversely alters the rights of holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the preferred stock depositary only if all outstanding shares have been redeemed or if a final distribution in respect of the underlying preferred stock has been made to the holders of the depositary shares in connection with the liquidation, dissolution or winding up of Phillips.


Charges of Preferred Stock Depositary

   We will pay all charges of the preferred stock depositary including charges in connection with the initial deposit of the preferred stock, the initial issuance of the depositary receipts, the distribution of information to the holders of depositary receipts with respect to matters on which preferred stock is entitled to vote, withdrawals of the preferred stock by the holders of depositary receipts or redemption or conversion of the preferred stock, except for taxes (including transfer taxes, if any) and other governmental charges and any other charges expressly provided in the deposit agreement to be at the expense of holders of depositary receipts or persons depositing preferred stock.

Miscellaneous

   Neither we nor the preferred stock depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing any obligations under the deposit agreement. The obligations of the preferred stock depositary under the deposit agreement are limited to performing its duties under the agreement without negligence or bad faith. Our obligations under the deposit agreement are limited to performing our duties in good faith. Neither we nor the preferred stock depositary is obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the preferred stock depositary may rely on advice of or information from counsel, accountants or other persons that they believe to be competent and on documents that they believe to be genuine.

   The preferred stock depositary may resign at any time or be removed by us, effective upon the acceptance by its successor of its appointment. If we have not appointed a successor preferred stock depositary and the successor depositary has not accepted its appointment within 60 days after the preferred stock depositary delivered a resignation notice to us, the preferred stock depositary may terminate the deposit agreement. See "Amendment and Termination of the Deposit Agreement" above.

                    DESCRIPTION OF STOCK PURCHASE CONTRACTS
                            AND STOCK PURCHASE UNITS

   We may issue stock purchase contracts representing contracts obligating holders to purchase from us and us to sell to the holders a specified number of shares of common stock or preferred stock at a future date or dates. The price per share of common stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts.

   The stock purchase contracts may be issued separately or as a part of units, often known as stock purchase units, consisting of a stock purchase contract and either

  .  senior debt securities, subordinated debt securities

  .  debt obligations of third parties including U.S. Treasury securities, or

  .  trust preferred securities of a trust,

securing the holder's obligations to purchase the common stock or preferred stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing each holder's obligations under the original stock purchase contract.

   The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid securities. The description in the prospectus supplement will not contain all of the information that you may find useful. For more information, you should review the stock purchase contracts, the collateral arrangements and depositary arrangements, if applicable, relating to such stock purchase contracts or stock purchase units and, if applicable, the prepaid securities and the document pursuant to which the prepaid securities will be issued, which will be filed with the SEC promptly after the offering of such stock purchase contracts or stock purchase units and, if applicable, prepaid securities.

                          DESCRIPTION OF COMMON STOCK

   The following summary does not contain all of the information that you may find useful. For more information, you should review the applicable provisions of the Delaware General Corporation Law and our restated certificate of incorporation.

   General. We are authorized to issue up to 500,000,000 shares of common stock. At February 29, 2000, we had 306,380,511 shares of common stock issued (including 24,244,976 shares held in our treasury) of which 28,358,258 shares of common stock were held by the Compensation and Benefits Plan Trust for issuance under various employee or non-employee director incentive, compensation and option plans.

   Dividends. Holders of common stock will receive dividends when, as and if declared by the Board of Directors out of legally available funds, subject to the rights of holders of preferred stock.

   Voting Rights. Subject to the rights, if any, of the holders of any series of preferred stock, all voting rights are vested in the holders of shares of common stock, each share being entitled to one vote on all matters presented for a vote, including the election of directors. Holders of shares of common stock have non-cumulative voting rights, which means that the holders of more than 50 percent of the shares voting for the election of directors can elect 100 percent of the directors, and, in that event, the holders of the remaining shares voting for the election of directors will not be able to elect any directors.

   Rights Upon Liquidation. In the event of our voluntary or involuntary liquidation, dissolution or winding up, after there have been paid to or set aside for the holders of all series of preferred stock the full preferential amounts to which such holders are entitled, the holders of common stock will be entitled to share equally and ratably in any assets remaining after the payment of all of our debts and liabilities.

   Preferred Share Purchase Rights. We have outstanding one preferred share purchase right for each outstanding share of common stock. Each such right entitles the registered holder to purchase from us one one-hundredth of a share of Series B Junior Participating Preferred Stock, par value $1.00 per share, at a price of $75 per one one-hundredth of a share of Series B Junior Participating Stock, subject to adjustment, or to purchase shares of common stock or the stock of an acquiring company at a discount in the event that any person or group of affiliated persons acquires beneficial ownership of 20 percent or more of our outstanding common stock.

   Shares of Series B Junior Participating Stock purchasable upon exercise of the preferred share purchase rights will not be redeemable. Each share of Series B Junior Participating Stock will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of common stock. In the event of liquidation, the holders of the Series B Junior Participating Stock will be entitled to a minimum preferential liquidation payment of $100 per share (plus any accrued but unpaid dividends) but will be entitled to an aggregate payment of 100 times the payment made per share of common stock. Each share of Series B Junior Participating Stock will have 100 votes, voting together with the common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of common stock are converted or exchanged, each share of Series B Junior Participating Stock will be entitled to receive 100 times the amount received per share of common stock. These rights are protected by customary antidilution provisions.

   Any time before the acquisition by a person or entity of the beneficial ownership of 20 percent or more of our outstanding common stock, our board of directors may redeem the preferred share purchase rights in whole, but not in part, at a price of $.01 per right. The redemption of the rights may be made effective at such time, on such basis and with such conditions as the board of directors in its sole discretion may establish. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

   For so long as the rights are redeemable, we may, except with respect to the redemption price, amend the rights in any manner. After the rights are no longer redeemable, we may, except with respect to the redemption price, amend the rights in any manner that does not adversely affect the interests of holders of the rights.

   Until a right is exercised, the holder of the right, as such, will have no rights as a stockholder, including the right to vote or to receive dividends.

   Miscellaneous. The issued and outstanding shares of common stock are fully paid and non-assessable. Holders of shares of common stock have no preemptive rights. Holders of shares of common stock may not convert their shares into any other class of capital stock. ChaseMellon Shareholder Services LLC is the transfer agent, registrar and dividend disbursement agent for the common stock.

                              PLAN OF DISTRIBUTION

   We and/or one of its trusts may sell the securities offered in this prospectus in any of, or any combination of, the following ways: (i) directly to purchasers, (ii) through agents, (iii) through underwriters, and
(iv) through dealers.

   We, any trust and/or any agent of either of them may directly solicit offers to purchase these securities. The applicable prospectus supplement will name any agent, who may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, involved in the offer or sale of the securities in respect of which this prospectus is delivered, and will set forth any commissions payable by us to that agent. Unless otherwise indicated in the prospectus supplement, any such agency will be acting in a best efforts basis for the period of its appointment (ordinarily five business days or less). Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

   If we utilize an underwriter or underwriters in the sale, we will execute an underwriting agreement with such underwriters at the time of sale to them and will set forth in the applicable prospectus supplement the names of the underwriters and the terms of the transaction. The underwriters will use the prospectus supplement to make releases of the securities in respect of which this prospectus is delivered to the public.

   If we and/or any trust utilizes a dealer in the sale of the securities in respect of which this prospectus is delivered, we and/or the trust, as the case may be, will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The prospectus supplement will set forth the name of the dealer and the terms of the transaction.

   Agents, underwriters, and dealers may be entitled under the relevant agreements to indemnification by us and/or any trust, as the case may be, against certain liabilities, including liabilities under the Securities Act of 1933.

   The applicable prospectus supplement will set forth the place and time of delivery for the securities in respect of which this prospectus is delivered.

                                 LEGAL MATTERS

   The validity of the securities offered by this prospectus (other than the trust preferred securities) and certain matters relating thereto will be passed upon for us by Robert C. Koch, Esq., Senior Counsel, and for the underwriters and certain purchasers by Davis Polk & Wardwell. Certain matters of Delaware law relating to the validity of the trust preferred securities will be passed upon on behalf of the trusts by Morris, Nichols, Arsht & Tunnell, special Delaware counsel to the trusts. Certain United States federal income taxation matters, as required, will be passed upon for us and the trusts by Simpson Thacher & Bartlett, special tax counsel to us and the trusts.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                              PRINCIPAL OFFICES OF
                           PHILLIPS PETROLEUM COMPANY
                               Phillips Building
                          Bartlesville, Oklahoma 74004

                                    TRUSTEE
                      U.S. Bank Trust National Association
                                100 Wall Street
                            New York, New York 10005

                    LUXEMBOURG STOCK EXCHANGE LISTING AGENT
                       Banque Generale du Luxembourg S.A.
                             50 Avenue J.F. Kennedy
                               L-2951 Luxembourg

                                 LEGAL ADVISORS

      To Phillips Petroleum as to                 To the Underwriters
           United States Law                  as to the United States Law
          Robert C. Koch, Esq.                   Davis Polk & Wardwell
             Senior Counsel                       450 Lexington Avenue
       Phillips Petroleum Company               New York New York 10017
          1230 Adams Building
      Bartlesville, Oklahoma 74004

                                  AUDITORS TO
                               PHILLIPS PETROLEUM
                               Ernst & Young LLP
                             3900 One Williams Ctr.
                             Tulsa, Oklahoma 74101

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                                   $


[PHILLIPS PETROLEUM LOGO]
                           Phillips Petroleum Company

                         $                  % Notes due
                         $                  % Notes due

                            -----------------------

                             PROSPECTUS SUPPLEMENT
                            -----------------------

                              Merrill Lynch & Co.
                               J.P. Morgan & Co.
                         Banc of America Securities LLC
                             Chase Securities Inc.

                                 May    , 2000

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